As filed with the Securities and Exchange Commission on April 27, 2004

Registration No. 333—110944

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 2

TO

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CABLE DESIGN TECHNOLOGIES CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	36-3601505
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1901 North Roselle Road

Schaumburg, Illinois 60195

Telephone: (847) 230-1900

(Address, including zip code, and telephone number, including area code, of Registrant’s principal offices)

Charles B. Fromm

Vice President, Secretary and General Counsel

Cable Design Technologies Corporation

1901 North Roselle Road

Schaumburg, Illinois 60195

Telephone: (847) 230-1900

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Lance C. Balk

Kirkland & Ellis LLP

Citigroup Center

153 East 53rd Street

New York, New York 10022

(212) 446-4800

Approximate date of commencement of proposed sale to the public:    From time to time after the effective date of this Registration Statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  ☐

(Calculation Table on following page)

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Debenture(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee

4.00% Convertible Subordinated Debentures due July 15, 2023	$110,000,000	100%	$110,000,000	$8,900*

Common Stock, par value $.01 per share	(2)	—	—	(3)

Preferred Stock purchase rights(4)	—	—	—	—

(1)	Equals the aggregate principal amount of the debentures being registered. Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.

(2)	There is being registered hereunder an indeterminate number of shares of common stock issuable upon conversion of the debentures. Initially, the number of shares of common stock issuable upon conversion of the debentures is 12,175,549. The debentures are convertible into shares of common stock at a rate of 110.6868 shares of common stock per $1,000 principal amount of debentures (which is equal to a conversion price of $9.0345 per share), subject to adjustment in certain circumstances. Pursuant to Rule 416, such number of shares of common stock registered hereby shall also include an indeterminate number of shares of common stock that may be issued in connection with a stock split, stock dividend, recapitalization or similar event or adjustment in the number of shares of common stock issuable as provided in the indenture governing the debentures.

(3)	Pursuant to Rule 457(i), there is no filing fee with respect to shares of common stock issuable upon conversion of the debentures because no additional consideration will be received in connection with the exercise of the conversion privilege.

(4)	Rights to purchase preferred stock initially are attached to and trade with the shares of common stock being registered hereby. The value attributable to such rights, if any, are reflected in the market price of the common stock.

*	Previously paid.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the Registration Statement covering them has been declared effective by the SEC. This Preliminary prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

Subject to completion, dated April 27, 2004

Preliminary Prospectus

$110,000,000

4.00% Convertible Subordinated Debentures

due July 15, 2023

We issued $110,000,000 aggregate principal amount of our 4.00% Convertible Subordinated Debentures due July 15, 2023 in a private placement on July 8, 2003. The debentures are unsecured subordinated obligations of Cable Design Technologies Corporation. We will pay interest on the debentures semi-annually in arrears on January 15 and July 15 of each year, commencing on January 15, 2004. This prospectus relates to resales of the debentures and shares of our common stock issuable upon conversion of the debentures.

The debentures and shares of common stock may be sold from time to time by and for the account of the selling securityholders named in this prospectus. The selling securityholders may sell all or a portion of the debentures or the shares of common stock from time to time in market transactions, in negotiated transactions or otherwise, and at prices and on terms which will be determined by the then prevailing market price for the debentures or at negotiated prices directly or through a broker, who may act as agent or as principal, or by a combination of such methods. See “Plan of Distribution” beginning on page 37.

We will not receive any of the proceeds from the sale of the debentures or the shares of common stock offered by the selling securityholders. The selling securityholders will receive all proceeds from such sale.

This investment involves risks. See “Risk Factors” beginning on page 5 and the “Risk Factors” section of our Form 8-K originally filed March 15, 2004 and amended on April 27, 2004.

Our common stock is traded on the New York Stock Exchange under the symbol “CDT.” On April 23, 2004, the last reported sale price of our common stock was $9.20 per share. The debentures are eligible for trading on the Portal market, a subsidiary of The Nasdaq Stock Market, Inc.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the adequacy or accuracy of the prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                         , 2004.

i

SUMMARY

Cable Design Technologies Corporation

We are a designer, manufacturer and distributor of technologically advanced connectivity products for the global network communication and specialty electronic marketplaces. We operate 24 manufacturing facilities in nine countries throughout North America and Europe, and our products are sold in over 80 countries. Our manufacturing capabilities allow us to serve global markets and produce products in locations that are close to their end markets.

We were incorporated in Delaware in 1988. Our principal executive offices are located at 1901 North Roselle Road, Schaumburg, Illinois 60195, and our main telephone number is (847) 230-1900.

Recent Developments

On February 5, 2004, we and Belden Inc. announced that we had entered into a definitive agreement and Plan of Merger, dated February 4, 2004, by and among us, BC Merger Corp., a direct wholly-owned subsidiary of ours, and Belden.

Pursuant to the merger agreement, BC Merger Corp. will be merged with and into Belden, with Belden continuing as the surviving corporation and as a wholly-owned subsidiary of ours. As a result of the merger, each then-outstanding share of Belden common stock, par value $0.01 per share, other than shares held as treasury stock by Belden, will be canceled and converted into, and become exchangeable for, (i) 2.00 shares of our common stock, par value $0.01 per share, if a one-for-two reverse stock split of the outstanding shares of our common stock contemplated by the merger agreement has not been effected prior to the effective time of the merger, or (ii) 1.00 share of our common stock if the reverse stock split has been effected prior to the effective time of the merger. Upon completion of the merger, our stockholders prior to the merger will own approximately 45% of the combined company and the stockholders of Belden prior to the merger will own approximately 55% of the combined company, assuming the holders of our convertible debentures do not convert them. The merger is subject to various conditions, including, among others, the receipt of regulatory approvals and the approval of the transaction by each of our and Belden’s respective stockholders.

Pursuant to the merger agreement, after the consummation of the merger, our board of directors will be comprised of ten directors, five of whom will be our former directors and five of whom will be former Belden directors. Our Chairman after the merger will be Bryan Cressey, who currently holds the same position with us, and our Chief Executive Officer after the merger will be Baker Cunningham, who currently holds the positions of Chairman, Chief Executive Officer and President of Belden.

The Debentures

This prospectus relates to resales of $110,000,000 aggregate original principal amount of the debentures and 12,175,549 shares of our common stock initially issuable upon conversion of the debentures, plus an indeterminate number of shares of common stock that may be issued in connection with a stock split, stock dividend, recapitalization or similar event or adjustment in the number of shares of common stock issuable as provided in the indenture covering the debentures.

We issued and sold $110,000,000 aggregate original principal amount of the debentures on July 8, 2003 in a private offering to Credit Suisse First Boston, as initial purchaser. We have been advised by the initial purchaser that the debentures were resold in transactions that were exempt from registration requirements of the Securities Act to persons reasonably believed by the initial purchaser to be “qualified institutional buyers” (as defined in Rule 144A under the Securities Act) in reliance on Rule 144A.

The following is a brief summary of the terms of the debentures. For a more complete description of the debentures, see the section entitled “Description of the Debentures” in this prospectus.

Issuer	Cable Design Technologies Corporation

Debentures	$110,000,000 aggregate principal amount of our 4.00% Convertible Subordinated Debentures due 2023.

Price	100% of the principal amount plus accrued interest, if any.

Maturity Date	July 15, 2023.

Interest	We pay interest on the debentures at a rate of 4.00% per annum, payable semi-annually in arrears on January 15 and July 15 of each year.

We compute interest for each semi-annual period ending on January 15 and July 15 of each year on the basis of a 360-day year comprised of twelve 30-day months.

Conversion Rights

Holders may convert their debentures into shares of our common stock at a conversion price of $9.0345 per share. The conversion price will be adjusted for certain reasons specified in the indenture and described in “Description of the Debentures.” Upon conversion, accrued and unpaid interest will be deemed paid by the common stock received by the holder on conversion and any cash paid in respect of fractional shares.

Holders may convert their debentures at any time into shares of our common stock if the closing sale price of our common stock for at least 20 trading days in the 30 trading day period ending on the trading day prior to the date of conversion is at least 110% of the conversion price per share of our common stock on such preceding trading day. Even if the foregoing condition is not satisfied, holders may convert their debentures if the senior implied rating assigned to us by Moody’s Investor Service, Inc. is downgraded to B2 or below and the corporate credit rating assigned to us by Standard & Poor’s is downgraded to B or below. In addition, debentures called for redemption may be surrendered for conversion until the close of business on the business day prior to the redemption date, or if we make a significant distribution to holders of our common stock or if we are a party to specified consolidations, mergers or transfers or leases of all or substantially all of our assets, holders may surrender debentures for conversion. The ability to surrender debentures for conversion will expire at the close of business on July 15, 2023, unless the debentures previously have been redeemed or purchased. See “Description of the Debentures—Conversion Rights.”

Subordination

The debentures are general unsecured subordinated obligations of ours and will be junior in right of payment to all of our existing and future senior indebtedness and structurally subordinated to all existing and other indebtedness and other liabilities of our subsidiaries.

The indenture governing the debentures does not limit our or our subsidiaries’ ability to incur additional senior indebtedness in the future.

Sinking Fund	None.

Redemption of Debentures at

Our Option

We may redeem all or a portion of the debentures for cash, at any time on or after July 21, 2008, at a redemption price equal to 100% of the principal amount of the debentures plus accrued and unpaid interest up to but not including the date of redemption. See “Description of the Debentures—Maturity; Redemption of Debentures at Our Option Prior to Maturity.”

Purchase of Debentures at the

Option of the Holder

Holders may require us to purchase all or a portion of their debentures on July 15, 2008, July 15, 2013 and July 15, 2018 at a purchase price equal to 100% of the principal amount of the debentures plus accrued and unpaid interest up to but not including the purchase date. We may choose to pay the purchase price in cash, shares of our common stock or a combination of cash and common stock. See “Description of the Debentures—Purchase of the Debentures at the Option of the Holder.”

Purchase at Option of Holder Upon a Change of Control

If a change of control (as defined in this prospectus) occurs, each holder of debentures will have the right, at the holder’s option, to require us to purchase for cash all or a portion of such holder’s debentures at a purchase price equal to 100% of the principal amount of the debentures plus accrued and unpaid interest up to but not including the change of control purchase date. See “Description of the Debentures—Purchase at Option of Holder Upon a Change of Control.”

Events of Default

If there is an event of default (as defined in this prospectus) on the debentures, an amount equal to the principal amount of the debentures, plus accrued and unpaid interest in respect of the debentures, may be declared immediately due and payable. These amounts automatically become due and payable in certain circumstances. See “Description of the Debentures—Events of Default.”

Use of Proceeds	We will not receive any of the proceeds from the sale by any selling stockholders of the debentures or the shares of our common stock issuable upon conversion of the debentures.

DTC Eligibility

The debentures are issued in book-entry form and are represented by a permanent global certificate deposited with a custodian for and registered in the name of the nominee of The Depository Trust Company (“DTC”) in New York, New York. Beneficial interests in any such securities will be shown on, and transfers will be effected only through, records maintained by DTC and its direct and indirect participants and any such interest may not be exchanged for certificated securities, except in limited circumstances. See “Description of the Debentures—Book-Entry, Delivery and Form.”

United States Federal Income

Tax Considerations

“U.S. holders” (as defined in this prospectus), will be required to recognize as ordinary income any interest paid or accrued on the debentures. A U.S. holder will not recognize income, gain or loss upon conversion of the debentures solely into our common stock, except with respect to cash received in lieu of fractional shares. U.S. holders generally will recognize capital gain or loss upon any redemption for cash of the debentures (whether at the holder’s or at our option). See “United States Federal Income Tax Consequences” for a more detailed discussion of these and other tax consequences.

Trading	The debentures are eligible for trading in PORTAL. Our common stock is traded on the New York Stock Exchange under the symbol “CDT.”

Governing Law	The indenture, the debentures and the registration rights agreement will be governed by the laws of the State of New York.

RISK FACTORS

You should carefully consider the following risks as well as other information contained or incorporated by reference in this prospectus before deciding to invest in any offered securities. You should also consider the risk factors discussed in our Form 8-K originally filed March 15, 2004 and amended on April 27, 2004. The risks described below and in these other documents are not the only ones we face. Additional risks that are not yet known to us or that we currently think are immaterial could also impair our business, operating results or financial condition.

We may be able to incur significantly more debt in the future, which will increase the risks related to the debentures. The indenture governing the debentures does not prohibit us or our subsidiaries from incurring indebtedness.

Our indebtedness could have important consequences which may affect your investment in the debentures. For example, it could:

•	limit our ability to borrow additional amounts for working capital, capital expenditures, acquisitions, debt service requirements, execution of our growth strategy, research and development costs or other purposes;

•	limit our flexibility in planning for and reacting to changes and innovations in our business and in the industry in which we operate, which could make us more vulnerable to adverse changes in general economic, industry and competitive conditions as well as adverse changes in government regulation; and

•	place us at a disadvantage compared to our competitors that have less debt.

Our ability to pay principal of and interest on the debentures, to service our other debt, and to refinance indebtedness when necessary depends on our financial and operating performance, each of which is subject to prevailing economic conditions and to financial, business and other factors beyond our control.

Holders of senior indebtedness will be paid before holders of the debentures are paid. The debentures are unsecured and subordinated to any senior indebtedness we incur and are structurally subordinated to all liabilities, including trade payables, of our subsidiaries. At January 31, 2004, (i) we had approximately $3.7 million of senior indebtedness and (ii) our subsidiaries had approximately $99.2 million of outstanding liabilities, including the senior indebtedness referred to above, as to which the debentures are effectively subordinated. If we become bankrupt, liquidate or dissolve, our assets would be available to pay obligations on the debentures only after any senior indebtedness and liabilities of our subsidiaries have been paid, and there may be insufficient assets to pay amounts due on the debentures.

We may be unable to purchase debentures upon a change of control. Upon the occurrence of specified change of control events, we could be required to purchase all outstanding debentures at a price equal to 100% of their principal amount, plus accrued interest to the repurchase date. Any future senior credit agreement that we enter into will likely contain a covenant that restricts us from repurchasing the debentures upon a change of control without the approval of the lenders. We may not have sufficient funds available or may not be permitted by the lenders under our credit facilities to repurchase the debentures upon a change of control. Our failure to repurchase the debentures would constitute an event of default under the indenture.

You may be unable to sell your debentures if a trading market for the debentures does not develop. There is currently no established trading market for the debentures and none may develop. We do not intend to apply for listing of the debentures on any securities exchange or for quotation on any automated dealer quotation system. Although the initial purchasers in the private placement of the debentures informed us that they intended to make a market for the debentures, they are under no obligation to do so and could discontinue their market-making efforts at any time without notice. Accordingly, an active trading market for the debentures may not develop or, if a market develops, the liquidity of the market may not be sufficient. If an active trading market does not develop or can not be sustained, the price of the debentures could decline significantly.

If the debentures are traded, they may trade at a discount from their initial offering price depending upon prevailing interest rates, the market for similar securities, our performance and certain other factors.

There may be volatility of the market price of the debentures and our common stock. The market price of our common stock has fluctuated in the past and may continue to fluctuate. In addition, the securities markets have experienced significant price and volume fluctuations. Factors such as political and economic conditions in foreign countries, quarterly fluctuations in our operating results and changes in our industry and our competitors may have a significant impact on the market price of the debentures and common stock into which the debentures are convertible. In particular, if we were to report operating results which did not meet the expectations of research analysts, the market price of the debentures and our common stock could decrease significantly.

Future sales of debentures or shares of common stock, or issuance of stock options, may cause the market price of our common stock to decrease. Sales of substantial amounts of our common stock, including shares issued upon the conversion of the debentures, or issuances of stock options or the perception that such sales or issuances could occur, may cause prevailing market prices for our common stock to decrease. If all the debentures were converted, 12,175,549 million shares of our common stock would be issued upon conversion, which would represent approximately 22% of our common stock outstanding on February 25, 2004, on a pro forma basis, giving effect to such conversion.

If one or more ratings agencies reduces its ratings of the debentures, the market price of the debentures and our common stock could decline. In connection with our private placement of the debentures on July 8, 2003, Moody’s Investors Service assigned a Ba3 rating to the debentures and Standard & Poor’s Ratings Services assigned a B+ rating to the debentures. On April 19, 2004, Standard & Poor’s lowered its rating on the debentures to ‘B’ from ‘B+’. This ratings reduction, and any reductions by one or more rating agencies in the future, could cause the market price of the debentures and our common stock to decrease.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission, or SEC, under the Securities Exchange Act of 1934. You may read and copy this information at the SEC’s Public Reference Section, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. The SEC maintains a Web site at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers, such as CDT, that file electronically with the SEC.

In addition, our common stock is traded on the New York Stock Exchange under the symbol “CDT” and reports, proxy and information statements and other information about us can be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

You may request a copy of these filings at no cost, by writing or calling us at the following address and telephone number:

Cable Design Technologies Corporation 1901 North Roselle Road Schaumburg, IL 60195
Attention: Charles B. Fromm, Vice President, Secretary and General Counsel Telephone: (847) 230-1900 WorldwideWeb Address: www.cdtc.com

Exhibits to the filings will not be sent unless those exhibits have specifically been incorporated by reference in this prospectus.

INCORPORATION BY REFERENCE

We incorporate information into this prospectus by reference, which means that we disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for any such information superseded by information contained directly in this prospectus. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until this offering is finished.

(a)	Our Annual Report on Form 10-K for the fiscal year ended July 31, 2003.

(b)	Our Quarterly Report on Form 10-Q for the quarter ended October 31, 2003.

(c)	Our Quarterly Report on Form 10-Q for the quarter ended January 31, 2004.

(d)	Our Quarterly Report on Form 10-Q/A for the quarter ended January 31, 2004 filed April 27, 2004.

(e)	Our Form 8-K filed February 5, 2004.

(f)	Our Form 8-K filed March 15, 2004.

(g)	Our Form 8-K/A filed April 27, 2004.

Statements contained in documents incorporated or deemed to be incorporated by reference after the date of this prospectus will modify statements in any other subsequently filed documents to the extent the new information differs from the old information. Any statements modified or superseded will no longer constitute a part of this prospectus in their original form.

FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference herein contain “forward-looking statements,” or statements that are based on current expectations, estimates, and projections rather than historical facts. You can identify these forward-looking statements by our use of the words “believes,” “anticipates,” “plans,” “expects,” “may,” “will,” “would,” “intends,” “estimates,” and similar expressions, whether stated in the negative or the affirmative. We offer these forward-looking statements in reliance on the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may prove, in hindsight, to have been inaccurate because of risks and uncertainties that are difficult to predict. Many of the risks and uncertainties that we face are included under the caption “Risk Factors” in this prospectus and in our Form 8-K originally filed March 15, 2004 and amended on April 27, 2004.

You should not place undue reliance on these forward-looking statements, which apply only as of the date of this prospectus. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus might not occur.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale by any selling securityholder of the debentures or the shares of our common stock issuable upon conversion of the debentures.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth the ratio of earnings to fixed charges for Cable Design Technologies and its subsidiaries on a consolidated basis for each of the periods indicated. We calculated the ratio of earnings to fixed charges by dividing earnings by total fixed charges. Earnings consist of pretax income from continuing operations before adjustment for minority interest plus fixed charges and amortization of capitalized interest less interest capitalized. Fixed charges consist of interest incurred on all indebtedness (including amortization of deferred debt issuance costs) and a portion of rent expense which we estimated to be the interest implicit in those rentals.

Year Ended July 31,					Six Months Ended January 31,
1999	2000	2001	2002	2003	2004
4.02x	6.41x	4.37x	2.05x	—(1)	1.40x

(1)	For the year ended July 31, 2003, fixed charges exceeded earnings by approximately $1.1 million.

PRICE RANGE OF COMMON STOCK

Our common stock is traded on the NYSE under the symbol “CDT.” The following table sets forth, for the fiscal periods indicated, the high and low sales prices for our common stock, as adjusted to give effect to all stock splits to date.

	High	Low
Fiscal Year Ended July 31, 2002
First Quarter	$15.80	$10.45
Second Quarter	15.27	12.14
Third Quarter	13.56	11.46
Fourth Quarter	13.74	6.25

Fiscal Year Ended July 31, 2003
First Quarter	$7.17	$4.40
Second Quarter	8.69	4.86
Third Quarter	7.13	4.27
Fourth Quarter	8.41	5.76

Fiscal Year Ending July 31, 2004
First Quarter	$9.89	$5.60
Second Quarter	$11.20	$8.55
Third Quarter (through April 23, 2004)	$10.63	$8.42

On April 23, 2004 the last reported sales price of our common stock on the NYSE was $9.20 per share. As of February 25, 2004, there were 42,031,962 shares of our common stock outstanding held by approximately 7,700 holders of record.

DIVIDEND POLICY

Our policy is to retain our earnings to finance the growth and development of our business and we do not anticipate declaring or paying dividends on our common stock in the foreseeable future. Any future declaration or payment of dividends on our common stock is within the discretion of our board of directors and will depend upon various factors, including our capital requirements, operating results and financial condition from time to time, as well as any restrictions contained in any agreements we may enter into with our lenders in the future.

DESCRIPTION OF THE DEBENTURES

The debentures were issued under an indenture, dated as of July 8, 2003, among us, and U.S. Bank N.A., as trustee (the “trustee”). A copy of the indenture may be obtained from us upon written request. The statements under this caption relating to the indenture and the debentures are summaries and do not purport to be complete. These summaries make use of a number of terms defined in the indenture and are qualified in their entirety by express reference to the indenture. The terms of the debentures will also include those made a part of the indenture by reference to the Trust Indenture Act of 1939. For purposes of this section, the terms “we,” “us” and “our” mean only Cable Design Technologies Corporation and not its subsidiaries.

General

The debentures are our general unsecured subordinated obligations limited to an aggregate principal amount of $110,000,000. The debentures bear interest from the closing date of the private placement of the debentures (July 8, 2003) at an initial rate of 4.00% per annum and will mature on July 15, 2023 unless earlier redeemed at our option, converted into our common stock at the option of the holder or purchased by us at the option of the holder.

We pay interest on the debentures semi-annually in arrears on January 15 and July 15 of each year, to the registered holders of record on the preceding December 31 and June 30, respectively. Such interest is calculated on the basis of a 360-day year of twelve 30-day months.

The indenture does not contain any restrictions on the payment of dividends or the repurchase of our securities or any financial covenants. The indenture contains no covenants or other provisions to afford protection to holders of debentures in the event of a highly leveraged transaction or a change of control of us except to the extent described under “—Purchase at Option of Holder Upon a Change of Control.”

See “—Book-Entry Delivery and Form” for information regarding the form, documents and mechanics for transferring the debentures.

Conversion Rights

General

Holders may surrender debentures at any time for conversion into shares of our common stock at an initial conversion price of $9.0345 per share of common stock (subject to adjustment as described below) if one of the following conditions is satisfied:

•	if the closing sale price of our common stock for at least 20 trading days in the 30 trading day period ending on the trading day prior to the date of surrender is at least 110% of the conversion price per share of our common stock on such preceding trading day;

•	if the senior implied rating assigned to us by Moody’s Investor Service, Inc. is downgraded to B2 or below and the corporate credit rating assigned to us by Standard & Poor’s is downgraded to B or below;

•	if we have called the debentures for redemption; or

•	upon the occurrence of specified corporate transactions.

We describe each of these conditions in greater detail below.

Conversion Upon Satisfaction of Closing Sale Price Condition

Holders may surrender debentures for conversion into shares of our common stock if the closing sale price of our common stock (as defined below) for at least 20 trading days in a period of 30 consecutive trading days ending on the trading day prior to the date of surrender is at least 110% of the conversion price per share of our common stock on such preceding trading day.

The “closing sale price” of our common stock on any date means the closing sale price per share (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on such date as reported in composite transactions for the principal United States securities exchange on which our common stock is traded (currently the New York Stock Exchange) or, if our common stock is not listed on a United States national or regional securities exchange, as reported by the Nasdaq National Market.

The “conversion price” per share of our common stock as of any day equals the quotient of the principal amount of a debenture divided by the number of shares of our common stock issuable upon conversion of such debenture on that day.

The conversion agent (which currently is the trustee) will, on our behalf, determine daily if the debentures are convertible as a result of the closing sale price of our common stock and will notify us and the trustee accordingly.

Conversion Upon a Ratings Downgrade

If at any time the senior implied rating assigned to us by Moody’s Investor Service, Inc. is downgraded to B2 or below and the corporate credit rating assigned to us by Standard & Poor’s is downgraded to B or below, then, so long as such downgrades are in effect, holders may surrender their debentures for conversion into our common stock. On April 19, 2004, Standard & Poor’s lowered its ‘BB’ corporate credit rating on us to ‘BB-’, and lowered our subordinated debt rating on the debentures to ‘B’ from ‘B+’.

Conversion Upon Notice of Redemption

A holder may surrender for conversion a debenture called for redemption at any time prior to the close of business on the business day prior to the redemption date, even if it is not otherwise convertible at such time. If a holder has already delivered a purchase notice with respect to a debenture, however, the holder may not surrender that debenture for conversion until the holder has withdrawn the notice in accordance with the indenture.

Conversion Upon Specified Corporate Transactions

Even if the closing sale price contingency described above under “—Conversion Upon Satisfaction of Closing Sale Price Condition” has not occurred, if we elect to distribute to all holders of our common stock:

•	certain rights or warrants entitling them to subscribe for or purchase our common stock at less than the then current market price for the common stock; or

•	cash or debt securities, which distribution has a per share value exceeding 10% of the market price of our common stock as of the trading day immediately preceding the declaration date for such distribution, we must notify the holders of debentures at least 15 days prior to the record date for such distribution. Once we have given such notice, holders may surrender their debentures for conversion at any time until the earlier of the close of business on the business day prior to the record date or our announcement that such distribution will not take place.

In addition, if we are party to a consolidation, merger or transfer or lease of all or substantially all of our assets pursuant to which our common stock would be converted into cash, securities or other assets, a holder may surrender debentures for conversion at any time from and after the date which is 15 days prior to the anticipated effective date of the transaction until 15 days after the actual date of such transaction. If we are a party to a consolidation, merger or transfer or lease of all or substantially all of our assets pursuant to which our common stock is converted into cash, securities or other assets, then at the effective time of the transaction, the right to convert a debenture into our common stock will be changed into a right to convert it into the kind and amount of cash, securities or other property which the holder would have received if the holder had converted its debenture immediately prior to the transaction (assuming, in a case in which our shareholders may exercise rights of election, that a holder of debentures would not have exercised any rights of election as to the stock, other securities or other property or assets receivable in connection therewith and received per share the kind and amount received per share by a plurality of nonelecting shares). If the transaction also constitutes a “change of control,” as defined below, the holder can require us to purchase all or a portion of its debentures as described under “—Purchase at Option of Holder Upon a Change of Control.”

Conversion Price and Delivery of Our Common Shares

The initial conversion price is $9.0345 per share of our common stock, subject to adjustment upon the occurrence of certain events described below. This is equivalent to an initial conversion rate of 110.6868 shares of our common stock per $1,000 principal amount of debentures. A holder of a debenture otherwise entitled to a fractional share will receive cash equal to the then-current market value of such fractional share. We will not issue fractional shares of common stock on a conversion. No payment or adjustment will be made for accrued and unpaid interest on a converted debenture or for dividends or distributions on any of our common stock issued upon conversion of a debenture. Our delivery to the holder of the fixed number of shares of our common stock into which the debenture is converted, together with any cash payment for fractional shares, will be deemed to satisfy our obligation to pay the principal amount of the debenture and the accrued and unpaid interest attributable to the period from the issue date to the conversion date. As a result, the principal amount of the debenture and accrued and unpaid interest thereon will be deemed to be paid in full rather than canceled, extinguished or forfeited.

If a holder surrenders debentures for conversion during the period after any interest record date and prior to the corresponding interest payment date, the holder must pay us the interest payable on those debentures, unless they have been called for redemption on a redemption date within the period or on the interest payment date. The holder may not convert debentures called for redemption after the close of business on the business day preceding the date fixed for redemption, unless we default in payment of the redemption price.

We will adjust the conversion price for: (i) dividends or distributions on shares of our common stock payable in shares of our common stock or other capital stock; (ii) subdivisions, combinations or certain reclassifications of our common stock; (iii) distributions to all holders of our common stock of certain rights entitling them to purchase shares of common stock for a period expiring within 60 days after the record date for such distribution at less than the quoted price at the time; (iv) distributions to all holders of our common stock of our assets or debt securities or certain rights to purchase our securities (excluding dividends or distributions described in (i) or (iii) above or (v) below); (v) a dividend or other distribution consisting exclusively of cash to all holders of common stock; and (vi) payment to holders of common stock in respect of a tender or exchange offer (other than an odd lot offer) by us or any of our subsidiaries for common stock at a price in excess of 110% of the current market price of our common stock on the last date tenders or exchanges may be made pursuant to such tender or exchange offers. Our Board of Directors has approved a 1 for 2 reverse stock split. If our stockholders approve such reverse stock split, the conversion price of the debentures would be adjusted to $18.069 per share of our common stock.

We will not adjust the conversion price, however, in certain circumstances, if holders of debentures are to participate in the transaction without conversion.

No adjustment in the conversion price will be required unless such adjustment would require a change of at least 1% in the conversion price then in effect; provided that any adjustment that would otherwise be required to be made will be carried forward and taken into account in any subsequent adjustment. From time to time, we may voluntarily decrease the conversion price for a period of at least 20 days to encourage holders to convert, which would allow us to reduce our future interest costs. We will deliver written notice to each holder of debentures at least 15 days prior to the date any reduced conversion price takes effect. Such notice shall state the reduced conversion price and the period of time during which it shall remain in effect.

In the event that we are a party to a merger, consolidation or transfer or lease of all or substantially all of our assets pursuant to which our common stock would be converted into cash, securities or other assets, each debenture would become convertible into the cash, securities or other property receivable by a holder of the number of shares of our common stock into which such debenture was convertible immediately prior to such transaction. This change could substantially lessen or eliminate the value of the conversion privilege associated with the debentures in the future. For example, if we were acquired in a cash merger, each debenture would become convertible solely into cash and would no longer be convertible into securities whose value would vary depending on our future prospects and other factors.

We have issued rights to all of our holders of common stock pursuant to our Rights Plan described under “Description of Capital Stock—Rights Plan.” If any holder converts debentures, either prior to or following the time at which the rights begin trading separately from the common stock, the holder will be entitled to receive rights in addition to the common stock.

Holders of the debentures may, in certain circumstances, be deemed to have received a distribution subject to United States federal income tax as a dividend in the event of adjustments to (or failure to make adjustments to) the conversion price. See “United States Federal Income Tax Consequences—U.S. Holders—Conversion Price Adjustment.”

The right of conversion attaching to any debenture may be exercised (a) if such debenture is represented by a global debenture, by book-entry transfer to the conversion agent through the facilities of DTC, or (b) if such debenture is represented by a certificated debenture, by delivery of such debenture at the specified office of the conversion agent, accompanied, in either case, by a duly signed and completed notice of conversion and appropriate endorsements and transfer documents if required by the conversion agent. The conversion date will be the date on which the debenture and all of the items required for conversion shall have been so delivered and one or more of the conditions for conversion have been met. See “Description of the Debentures—Conversion Rights—General.” A holder delivering a debenture for conversion will be required to pay any taxes or duties payable in respect of the issue or delivery of our common stock upon conversion in a name other than that of the holder.

A certificate for the number of full shares of our common stock into which any debenture is converted, together with any cash payment for fractional shares, will be delivered through the conversion agent as soon as practicable following the conversion date. For a discussion of the United States federal income tax treatment of a holder receiving shares of our common stock upon conversion, see “United States Federal Income Tax Consequences—U.S. Holders—Conversion for Common Stock.”

Subordination of Debentures

The indebtedness evidenced by the debentures is subordinated to the extent provided in the indenture to the prior payment in full, in cash or other payment satisfactory to holders of senior indebtedness, of all senior indebtedness.

Upon any distribution of our assets upon any dissolution, winding-up, liquidation or reorganization, or in bankruptcy, insolvency, receivership or similar proceedings, payment on the principal of and interest on the debentures will be subordinated in right of payment to the prior payment in full, in cash or other payment satisfactory to holders of senior indebtedness, of all senior indebtedness.

In the event of any acceleration of the debentures because of an event of default, the holders of any senior indebtedness then outstanding would be entitled to payment in full, in cash or other payment satisfactory to holders of senior indebtedness, of all obligations with respect to such senior indebtedness before the holders of the debentures are entitled to receive any payment or other distribution. We are required to promptly notify holders of senior indebtedness if payment of the debentures is accelerated because of an event of default.

We may not make any payment on the debentures or otherwise acquire the debentures if:

•	a default in the payment of designated senior indebtedness occurs and is continuing beyond any applicable grace period, or

•	any other default occurs and is continuing with respect to designated senior indebtedness that permits holders of designated senior indebtedness to accelerate its maturity and the indenture trustee receives a notice of such default, which is referred to herein as a payment blockage notice, from any person permitted to give this notice under the indenture.

We are required to resume payments on the debentures:

•	in the case of a payment default, when the default is cured or waived or ceases to exist, and

•	in the case of a nonpayment default, upon the earlier of (1) when the default is cured or waived or ceases to exist and (2) 179 days after receipt of the payment blockage notice.

No new period of payment blockage may be commenced pursuant to a payment blockage notice unless and until 365 days have elapsed since the indenture trustee’s receipt of the prior payment blockage notice.

No default that existed on the date of delivery of any payment blockage notice to the indenture trustee shall be the basis for a subsequent payment blockage notice.

By reason of the subordination provisions described above, in the event of our bankruptcy, dissolution or reorganization, holders of senior indebtedness may receive more, ratably, and holders of the debentures may receive less, ratably, than our other creditors. These subordination provisions will not prevent the occurrence of any event of default under the indenture. The indenture does not limit our ability to incur additional indebtedness, including senior indebtedness. The incurrence of significant amounts of additional debt could adversely affect our ability to service our debt, including the debentures.

A significant portion of our operations is conducted through subsidiaries. As a result, our cash flow and our ability to service debt, including the debentures, is dependent upon the earnings of our subsidiaries. In addition, we are dependent on the distribution of earnings, loans or other payments by our subsidiaries.

Our subsidiaries are separate and distinct legal entities from us. Our subsidiaries have no obligation to pay any amounts due on the debentures or to provide us with funds for our respective payment obligations, whether by dividends, distributions, loans or other payments. In addition, any payment of dividends, distributions, loans or advances by our subsidiaries to us could be subject to statutory or contractual restrictions. Payments to us by our subsidiaries will also be contingent upon such subsidiaries’ earnings.

Our right to receive any assets of any of our subsidiaries upon their liquidation or reorganization, and therefore the right of the holders of the debentures to participate in those assets, is effectively subordinated to the claims of that subsidiary’s creditors, including trade creditors. In addition, even if we were a creditor of any of such subsidiaries, our rights as a creditor would be subordinate to any security interest in the assets of such subsidiaries and any indebtedness of such subsidiaries senior to that held by us.

At January 31, 2004, (i) we had approximately $3.7 million of senior indebtedness and (ii) our subsidiaries had approximately $99.2 million of outstanding liabilities, including the senior indebtedness referred to above, as to which the debentures are effectively subordinated.

Certain Definitions

The term “designated senior indebtedness,” as to any person, means any senior indebtedness that expressly provides that such senior indebtedness is “designated senior indebtedness” for purposes of the indenture.

The term “indebtedness,” as to any person, means, without duplication:

(1) all of such person’s obligations for borrowed money or for the deferred purchase price of property or services, and including, without limitation, the face amount available to be drawn under all letters of credit, reimbursement and similar obligations with respect to surety bonds, letters of credit and bankers’ acceptances, whether or not matured;

(2) all of such person’s obligations evidenced by notes, bonds, debentures or similar instruments;

(3) all of such person’s obligations created or arising under any conditional sale or other title retention agreement with respect to property acquired by such person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property);

(4) all of such person’s obligations under leases with respect to which such person is required concurrently to recognize the acquisition of an asset and the incurrence of a liability in accordance with generally accepted accounting principles;

(5) all of such person’s obligations, contingent or otherwise, with respect to any indebtedness of another person, if the purpose or intent thereof by such person is to provide assurance to the obligee of such indebtedness that such indebtedness will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such indebtedness will be protected (in whole or in part) against loss in respect thereof;

(6) all of such person’s obligations under interest rate swap, cap or collar agreements, foreign exchange contracts, currency swap agreements and other agreements or arrangements entered into in the ordinary course of business and consistent with past practices designed to protect such person against fluctuations in interest rates or currency exchange rates; and

(7) all indebtedness referred to in clauses (1), (2), (3), (4) or (5) above secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any pledge, mortgage, security interest, hypothecation, assignment for security interest or encumbrance of any kind upon or in property (including, without limitation, accounts and contracts rights) owned by such person, even though such person has not assumed or become liable for the payment of such indebtedness;

provided, however, that indebtedness does not include current accounts payable of such person arising in the ordinary course of business.

The term “senior indebtedness,” as to any person, means the principal, premium, if any, interest, including any interest accruing after bankruptcy, rent and all fees, costs, expenses and other amounts due on indebtedness, whether created, incurred, assumed, guaranteed or in effect guaranteed by such person, including all deferrals, renewals, extensions, refundings, amendments, modifications or supplements to the above. Senior indebtedness does not include:

(1) indebtedness that expressly provides that it shall not be senior in right of payment to the debentures or expressly provides that it is on the same basis or junior to the debentures;

(2) indebtedness to any of its majority-owned subsidiaries or to any other affiliate of ours or any obligation for federal, state, local or other taxes; and

(3) the debentures.

Maturity; Redemption of Debentures at Our Option Prior to Maturity

We must repay the debentures at their stated maturity on July 15, 2023, at a price equal to 100% of the principal amount plus accrued and unpaid interest up to but not including the stated maturity, unless earlier redeemed by us, purchased by us at your option, or converted. Beginning on July 21, 2008, we may redeem the debentures at our option, in whole at any time, or in part from time to time for cash at a redemption price equal to 100% of the principal amount of the debentures plus accrued and unpaid interest up to but not including the date of redemption. We will give not less than 15 days nor more than 60 days notice of redemption by mail to holders of debentures.

Holders may convert debentures or portions of debentures called for redemption even if the closing sale price contingency described under “—Conversion Rights” has not occurred, until the close of business on the business day prior to the redemption date.

If we redeem less than all of the outstanding debentures, the trustee will select the debentures to be redeemed on a pro rata basis in principal amounts of $1,000 or integral multiples of $1,000. If a portion of a holder’s debentures is selected for partial redemption and the holder converts a portion of the debentures, the converted portion will be deemed to be the portion selected for redemption.

Purchase of Debentures at the Option of the Holder

On July 15, 2008, July 15, 2013 and July 15, 2018, each holder may require us to purchase any outstanding debentures for which such holder has properly delivered and not withdrawn a written purchase notice, subject to certain additional conditions. Holders may submit their debentures for purchase to the paying agent (which will initially be the trustee) at any time from the opening of business on the date that is 20 business days prior to the purchase date until the close of business on the fifth business day prior to the purchase date.

We will purchase each outstanding debenture for which such holder has properly delivered and not withdrawn a written purchase notice at a purchase price equal to 100% of the principal amount of such debenture, together with accrued and unpaid interest up to but not including the purchase date.

If the purchase date is on or after an interest record date but on or prior to the related interest payment date, interest will be paid to the record holder on the relevant record date.

We may, at our option, elect to pay the purchase price in cash or shares of our common stock valued at the market price or any combination thereof. See “—Election to Pay Purchase Price in Shares of Our Common Stock.”

For a discussion of the tax treatment of a holder electing to cause us to purchase the debentures, see “United States Federal Income Tax Consequences—U.S. Holders—Redemption Options.”

Required Notices and Procedure

On a date not less than 20 business days prior to each purchase date, we will be required to give notice to all holders at their addresses shown in the register of the registrar (which will initially be the trustee), and to beneficial owners as required by applicable law, stating, among other things:

•	the purchase price per $1,000 principal amount of debentures;

•	whether we will pay the purchase price for the debentures in cash, common stock or any combination thereof, specifying the applicable percentages of each;

•	if we elect to pay in common stock, the method for calculating the market price of our common stock; and

•	the procedures that holders must follow to require us to purchase their debentures.

Simultaneously with our notice of purchase, we will disseminate a press release containing this information through any two of the following three news services: Reuter’s Economic Services, Bloomberg Business News and Dow Jones & Company Inc. We will also publish this information on our Web site (www.cdtc.com) or through such other public medium as we may use at that time.

The purchase notice given by each holder electing to require us to purchase debentures must be given so as to be received by the paying agent no later than the close of business on the fifth business day prior to the purchase date and must state:

•	the certificate numbers of the holder’s debentures to be delivered for purchase or, if such debentures are not in certificated form, appropriate depository procedures;

•	the aggregate principal amount of debentures to be purchased;

•	that the debentures are to be purchased by us pursuant to the applicable provisions of the debentures; and

•	if we elect, pursuant to the notice we are required to give, to pay any or all of the purchase price in shares of our common stock, but instead must pay the purchase price entirely in cash because one or more of the conditions to payment of any or all of the purchase price in our common stock (described below in “—Election to Pay Purchase Price in Shares of Our Common Stock”) is not satisfied prior to the close of business on the purchase date, whether such holder elects:

(1)	to withdraw the purchase notice as to some or all of the debentures to which it relates, stating the principal amount and certificate numbers of the debentures as to which such withdrawal shall relate; or

(2)	to receive cash in such event in respect of the entire purchase price for all debentures or portions of debentures subject to such purchase notice.

If the holder fails to indicate in the purchase notice and in any written notice of withdrawal, a choice with respect to the election described in the final bullet point above, the holder will be deemed to have elected to receive cash in respect of the entire purchase price for all debentures subject to the purchase notice in these circumstances.

A holder may withdraw any purchase notice by delivering a written notice of withdrawal to the paying agent prior to the close of business on the second business day prior to the purchase date. The notice of withdrawal shall state:

•	the certificate numbers of the debentures being withdrawn or, if such debentures are not in certificated form, appropriate depository procedures;

•	the aggregate principal amount of the debentures being withdrawn; and

•	the aggregate principal amount, if any, of the debentures that remain subject to the purchase notice.

Payment of the purchase price for a debenture for which a purchase notice has been delivered and not validly withdrawn is conditioned upon book-entry transfer or delivery of the debenture, together with necessary endorsements, to the paying agent at any time after delivery of the purchase notice. Payment of the purchase price for the debenture will be made promptly following the later of the purchase date or the time of book-entry transfer or physical delivery of the debenture.

If the paying agent holds money or securities sufficient to pay the purchase price of a debenture on the business day following the purchase date in accordance with the indenture, then, immediately after the purchase date, the debenture will cease to be outstanding and the debenture will cease to accrue interest, whether or not book-entry transfer is made or the debenture is delivered to the paying agent. Thereafter, all other rights of the holder will terminate, other than the right to receive the purchase price upon book-entry transfer or delivery of the debenture.

Our ability to purchase debentures with cash may be limited by the terms of any financing arrangements in place at such time.

We may not purchase any debentures at the option of holders if an event of default described under “—Events of Default” below has occurred and is continuing.

In connection with any purchase offer, we will comply with the provisions of Rule 13e-4, Rule 14e-1 and any other tender offer rules under the Exchange Act which may then be applicable and file Schedule TO or any other required schedule under the Exchange Act.

Election to Pay Purchase Price in Shares of Our Common Stock

If we elect to pay the purchase price, in whole or in part, in shares of our common stock, the number of shares of common stock to be delivered by us will be equal to the portion of the purchase price to be paid in shares of common stock divided by the market price.

We will pay cash based on the market price for all fractional shares of common stock in the event we elect to deliver shares of common stock in payment, in whole or in part, of the purchase price.

The “market price” of our common stock on any purchase date means the average of the closing sale prices of our common stock for the five trading day period ending on the third business day (if the third business day prior to the applicable purchase date is a trading day or, if not, then on the last trading day immediately prior thereto) prior to such purchase date, appropriately adjusted to take into account the occurrence, during the period commencing on the first of such trading days during such five trading day period and ending on such purchase date, of certain events with respect to our common stock that would result in an adjustment of the conversion price.

Because the market price of our common stock is determined prior to the applicable purchase date, holders of debentures bear the market risk with respect to the value of our common stock to be received from the date such market price is determined to such purchase date. We may pay the purchase price or any portion of the purchase price in our common stock only if the information necessary to calculate the market price is published in a daily newspaper of national circulation.

Upon determination of the actual number of shares of our common stock issuable in accordance with the foregoing provisions, we will disseminate a press release containing this information through any two of the following three news services: Reuter’s Economic Services, Bloomberg Business News and Dow Jones & Company Inc. We will also publish this information on our Web site (www.cdtc.com) or through such other public medium as we may use at that time.

Our right to purchase debentures, in whole or in part, with shares of our common stock is subject to our satisfying various conditions, including:

•	the listing of such shares of our common stock on the principal United States securities exchange on which our common stock is then listed or, if not so listed, on Nasdaq;

•	the registration of our common stock under the Securities Act and the Exchange Act, if required; and

•	any necessary qualification or registration under applicable state securities laws or the availability of an exemption from such qualification and registration.

If such conditions are not satisfied with respect to a holder prior to the close of business on the purchase date, we will pay the purchase price of the debentures of such holder entirely in cash. We may not change the form or components or percentages of components of consideration to be paid for the debentures once we have given the notice that we are required to give to holders of debentures, except as described in the first sentence of this paragraph.

Purchase at Option of Holder Upon a Change of Control

If a change of control (as defined below) occurs, each holder of debentures will have the right, at such holder’s option, to require us to purchase all of such holder’s debentures, or any portion thereof, that is an integral multiple of $1,000 principal amount on the date (the “change of control purchase date”) selected by us that is not less than 10 nor more than 30 days after the final surrender date (as defined below), at a price equal to 100% of the principal amount of such debentures plus accrued and unpaid interest up to but not including the change of control purchase date.

Unless we shall previously have called for redemption of all of the debentures, within 30 days after the occurrence of a change of control, we are obligated to deliver to the trustee and mail (or cause the trustee to mail) to all holders of record of the debentures a notice (the “company notice”) describing, among other things, the occurrence of such change of control and of the purchase right arising as a result thereof. We must cause a copy of the company notice to be published in a newspaper of general circulation in the Borough of Manhattan, the City of New York. To exercise the purchase right, a holder of debentures must, on or before the date which is, subject to any contrary requirements of applicable law, 60 days after the date of mailing of the company notice (the “final surrender date”), give irrevocable written notice of the holder’s exercise of such right and surrender the debentures (if such debentures are represented by a global debenture, by book-entry transfer to the conversion agent through the facilities of DTC) with respect to which the right is being exercised, duly endorsed for transfer to us, at any place where principal is payable. The submission of such notice together with such debentures pursuant to the exercise of a purchase right will be irrevocable on the part of the holder (unless we fail to purchase the debentures on the change of control purchase date) and the right to convert the debentures will expire upon such submission.

A “change in control” will be deemed to have occurred if any of the following occurs:

•	any “person” or “group” is or becomes the “beneficial owner,” directly or indirectly, of shares of our voting stock representing 50% or more of the total voting power of all our outstanding voting stock or has the power, directly or indirectly, to elect a majority of the members of our board of directors; or

•	we consolidate with, or merge with or into, another person or we sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of our assets, or any person consolidates with, or merges with or into, us, in any such event other than pursuant to a transaction in which the persons that “beneficially owned,” directly or indirectly, the shares of our voting stock immediately prior to such transaction “beneficially own,” directly or indirectly, shares of our voting stock representing at least a majority of the total voting power of all outstanding voting stock of the surviving or transferee person.

For purposes of this change in control definition:

•	“person” and “group” have the meanings given to them for purposes of Sections 13(d) and 14(d) of the Exchange Act or any successor provisions, and the term “group” includes any group acting for the purpose of acquiring, holding or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Exchange Act, or any successor provision;

•	a “beneficial owner” will be determined in accordance with Rule 13d-3 under the Exchange Act, as in effect on the date of the indenture, except that the number of shares of our voting stock will be deemed to include, in addition to all outstanding shares of our voting stock and unissued shares deemed to be held by the “person” or “group” or other person with respect to which the change in control determination is being made, all unissued shares deemed to be held by all other persons;

•	“beneficially own” and “beneficially owned” have meanings correlative to that of beneficial owner;

•	“unissued shares” means shares of voting stock not outstanding that are subject to options, warrants, rights to purchase or conversion privileges exercisable within 60 days of the date of determination of a change in control; and

•	“voting stock” means any class or classes of capital stock or other interests then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of the board of directors, managers or trustees.

•	The term “all or substantially all” as used in the definition of change in control will likely be interpreted under applicable state law and will be dependent upon particular facts and circumstances. There may be a degree of uncertainty in interpreting this phrase. As a result, we cannot assure you how a court would interpret this phrase under applicable law if you elect to exercise your rights following the occurrence of a transaction which you believe constitutes a transfer of “all or substantially all” of our assets.

The right to require us to purchase the debentures as a result of the occurrence of a change of control could create an event of default under our future senior indebtedness. Failure by us to purchase the debentures when required will result in an event of default with respect to the debentures.

The holders’ right to require us to purchase the debentures upon the occurrence of a change of control could, in certain circumstances, make more difficult or discourage a potential takeover of CDT and, thus, removal of incumbent management. The change of control purchase right, however, is not the result of management’s knowledge of any specific effort to accumulate shares of our common stock or to obtain control of us by means of a merger, tender offer, solicitation or otherwise. Instead, the change of control purchase feature is a standard term contained in other similar debt offerings and the terms of such feature have resulted from negotiations between us and the initial purchaser.

We could in the future enter into certain transactions, including highly leveraged recapitalizations, that would not constitute a change of control and would, therefore, not provide the holders with the protection of requiring us to purchase the debentures.

Rule 13e-4 under the Exchange Act requires the dissemination of certain information to security holders in the event of an issuer tender offer and may apply in the event that the purchase option becomes available to holders of the debentures. We will comply with this rule to the extent applicable at that time.

Events of Default

The following are “events of default”: (a) a default by us in the payment of interest on any debenture that continues for 30 days or more after such payment is due, whether or not prohibited by the subordination provisions of the indenture, (b) a default by us in the payment of the principal of any debenture, the redemption price, the purchase price or the change of control purchase price in respect of any debenture when due whether or not prohibited by the subordination provisions of the indenture, (c) a default by us in the performance of any other covenants or agreements in the indenture that continues for 90 days after written notice to us by the trustee or the holders of at least 25% in principal amount of outstanding debentures, (d) we default in the payment when due, including any applicable grace period, in respect of indebtedness for borrowed money, which payment is an amount in excess of $20,000,000, (e) we default with respect to any indebtedness for borrowed money, which default results in acceleration of any such indebtedness which is an amount in excess of $20,000,000, and (f) certain events of bankruptcy, insolvency or reorganization with respect to us or any of our significant subsidiaries.

If an event of default shall occur and be continuing and if it is known to the trustee, the trustee is required to mail to each holder of the debentures a notice of the event of default within 90 days after such default occurs. Except in the case of a default in payment of the principal, redemption price, purchase price or change of control purchase price of, or accrued interest on, any debenture, the trustee may withhold the notice if and so long as the trustee in good faith determines that withholding the notice is in the interests of the holders of the debentures.

If an event of default shall occur and be continuing, the trustee or the holders of not less than 25% in principal amount of outstanding debentures may declare an amount equal to the principal amount of the debentures plus accrued and unpaid interest in respect of the debentures to be immediately due and payable. If the event of default relates to bankruptcy, insolvency or reorganization with respect to us, the debentures will automatically become immediately due and payable, subject to applicable law.

Holders of the debentures may not enforce the indenture or debentures except as provided in the indenture. Subject to the provisions of the indenture relating to the duties of the trustee in case an event of default shall occur and be continuing, the trustee will be under no obligation to exercise any of the rights or powers under the indenture at the request or direction of any holders of the debentures, unless the holders shall have offered the trustee indemnity reasonably satisfactory to it. Subject to the indemnification provisions and certain limitations contained in the indenture, the holders of a majority in principal amount of the debentures at the time outstanding will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee. Those holders may, in certain cases, waive any default except a default in payment of the principal amount, redemption price, purchase price or change of control purchase price of, or accrued interest on, any debenture or a failure to comply with certain provisions of the indenture relating to conversion of the debentures.

We are required to furnish the trustee annually with a certificate as to our compliance with the conditions and covenants provided for in the indenture.

Discharge

We may satisfy and discharge our obligations under the indenture by delivering to the trustee for cancellation all outstanding debentures or by depositing with the trustee, the paying agent or the conversion agent, if applicable, when the debentures have become due and payable, whether at stated maturity, on any redemption date, purchase date or change of control purchase date, upon conversion or otherwise, cash or shares of common stock (as applicable under the terms of the indenture) sufficient to pay all of the outstanding debentures and all other sums payable under the indenture by us.

Merger and Consolidation

We may not (1) consolidate with or merge into any other person or convey, transfer, sell or lease our properties and assets substantially as an entirety to any person, (2) permit any person to consolidate with or merge into us or (3) permit any person to convey, transfer, sell or lease that person’s properties and assets substantially as an entirety to us unless:

•	in the case of (1) and (2) above, the person formed by the consolidation or into which we are merged or the person to which our properties and assets are so conveyed, transferred, sold or leased, shall be a corporation, limited liability company, partnership or trust organized and existing under the laws of the United States, any State within the United States or the District of Columbia and, if we are not the surviving person, the surviving person assumes the payment of the principal amount of and accrued and unpaid interest on the debentures and the performance of our other covenants under the indenture; and

•	in all cases, immediately after giving effect to the transaction, no event of default, and no event that, after notice or lapse of time or both, would become an event of default, will have occurred and be continuing.

Modification and Waiver

Subject to certain exceptions, (a) supplements of and amendments to the indenture or the debentures may be made by us and the trustee with the consent of the holders of not less than a majority in aggregate principal amount of the outstanding debentures and (b) any existing default or compliance with any provisions may be waived with the consent of the holders of at least a majority in aggregate principal amount of the outstanding debentures. Without the consent of any holders of the debentures, we and the trustee may amend or supplement the indenture or the debentures to cure any ambiguity, defect or inconsistency, to provide for the assumption of our obligations to holders of the debentures, to make certain changes with respect to conversion rights in case of a merger or acquisition otherwise in compliance with the indenture or to make any change that does not materially adversely affect the rights of any holder of the debentures. Without the consent of the holders of each debenture affected thereby, an amendment, supplement or waiver may not (a) change the stated maturity date of any debenture, or adversely affect the right to convert any debenture, (b) reduce the principal amount, redemption price, purchase price or change of control purchase price of, or alter the manner or rate of accrual of interest (or extend the time for payment of interest) on any debenture, (c) change the currency for payment in respect of any debenture, (d) impair the right to institute suit for the enforcement of any payment on or with respect to any debenture, (e) reduce the above stated percentage of outstanding debentures necessary to amend or supplement the indenture or waive defaults or compliance, (f) make any changes in the subordination provisions of the indenture or in the ranking or priority of any debenture in a manner materially adverse to the holders of the debentures, or (g) modify (with certain exceptions) any provisions of the indenture relating to modification and amendment of the indenture or waiver of compliance with conditions and defaults thereunder.

Concerning the Trustee

U.S. Bank N.A., trustee under the indenture, has been appointed by us as the initial paying agent, conversion agent, bid solicitation agent and registrar with regard to the debentures. We may maintain deposit accounts and conduct other banking transactions with the trustee or its affiliates in the ordinary course of business, and the trustee and its affiliates may from time to time in the future provide us with banking and financial services in the ordinary course of their business.

In case an event of default shall occur (and shall not be cured) and holders of the debentures have notified the trustee, the trustee will be required to exercise its powers with the degree of care and skill that a prudent person would exercise under the circumstances in the conduct of such person’s own affairs. Subject to such provisions, the trustee is generally under no obligation to exercise any of its rights or powers under the indenture at the request of any of the holders of debentures, unless the holders shall have offered to the trustee indemnity reasonably satisfactory to it.

Governing Law

The indenture and the debentures are governed by and construed in accordance with the laws of the State of New York, without regard to conflicts of laws principles.

Book-Entry, Delivery and Form

We initially issued the debentures in the form of global securities. The global security was deposited with the trustee as custodian for DTC and registered in the name of a nominee of DTC. Debentures resold under the registration statement of which this prospectus forms a part will also be represented by global securities. Except as set forth below, the global security may be transferred, in whole and not in part, only to DTC or another nominee of DTC. You may hold your beneficial interests in the global security directly through DTC if you have an account with DTC or indirectly through organizations which have accounts with DTC. Debentures in definitive certificated form (called “certificated securities”) will be issued only in certain limited circumstances described below.

DTC has advised us that it is:

•	a limited purpose trust company organized under the laws of the State of New York;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

•	a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

DTC was created to hold securities of institutions that have accounts with DTC (called “participants”) and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC’s participants include securities brokers and dealers, which may include the initial purchaser, banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s book-entry system is also available to others such as banks, brokers, dealers and trust companies (called “indirect participants”) that clear through or maintain a custodial relationship with a participant, whether directly or indirectly.

Pursuant to procedures established by DTC, upon our deposit of the global security with DTC, DTC credited on its book-entry registration and transfer system the principal amount of debentures represented by such global security to the accounts of participants. The accounts to be credited were designated by the initial purchaser. Ownership of beneficial interests in the global security are limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in the global security are shown on, and the transfer of those ownership interests are effected only through, records maintained by DTC (with respect to participants’ interests), the participants and the indirect participants. The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. These limits and laws may impair the ability to transfer or pledge beneficial interests in the global security.

Beneficial owners of interests in global securities who desire to convert their interests into common stock should contact their brokers or other participants or indirect participants through whom they hold such beneficial interests to obtain information on procedures, including proper forms and cut-off times, for submitting requests for conversion.

So long as DTC, or its nominee, is the registered owner or holder of a global security, DTC or its nominee, as the case may be, will be considered the sole owner or holder of the debentures represented by the global security for all purposes under the indenture and the debentures. In addition, no beneficial owner of an interest in a global security will be able to transfer that interest except in accordance with the applicable procedures of DTC. Except as set forth below, as an owner of a beneficial interest in the global security you will not be entitled to have the debentures represented by the global security registered in your name, will not receive or be entitled to receive physical delivery of certificated securities and will not be considered to be the owner or holder of any debentures under the global security. We have been advised that under existing industry practice, if an owner of a beneficial interest in the global security desires to take any action that DTC, as the holder of the global security, is entitled to take, DTC would authorize the participants to take such action and the participants would authorize beneficial owners owning through such participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them.

We will make payments on the debentures represented by the global security registered in the name of and held by DTC or its nominee to DTC or its nominee, as the case may be, as the registered owner and holder of the global security. Neither we, the trustee, nor any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global security or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

We expect that DTC or its nominee, upon receipt of any payment of principal of or interest on the global security, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global security as shown on the records of DTC or its nominee. We also expect that payments by participants or indirect participants to owners of beneficial interests in the global security held through such participants or indirect participants will be governed by standing instructions and customary practices and will be the responsibility of such participants or indirect participants. We will not have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the global security for any debenture or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests or for any other aspect of the relationship between DTC and its participants or indirect participants or the relationship between such participants or indirect participants and the owners of beneficial interests in the global security owning through such participants.

Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds.

DTC has advised us that it will take any action permitted to be taken by a holder of debentures only at the direction of one or more participants to whose account the DTC interests in the global security is credited and only in respect of such portion of the aggregate principal amount of debentures as to which such participant or participants has or have given such direction. However, if DTC notifies us that they are unwilling to be a depository for the global security or ceases to be a clearing agency or there is an event of default under the debentures, DTC will exchange the global security for certificated securities which it will distribute to its participants.

Although DTC is expected to follow the foregoing procedures in order to facilitate transfers of interests in the global security among participants of DTC, they are under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither we nor the trustee will have any responsibility or liability for the performance by DTC or the participants or indirect participants of their respective obligations under the rules and procedures governing their respective operations.

Registration Rights

We agreed pursuant to a registration rights agreement with the initial purchaser, for the benefit of the holders of the debentures and our common stock issuable upon the conversion thereof who comply with the procedures in the registration rights agreement, that we will, at our cost, (a) use our reasonable efforts to file within 150 days after the Closing Date (as defined in the purchase agreement) the registration statement on Form S-3 of which this prospectus forms a part (the “shelf registration statement”) covering resales of the debentures and shares of our common stock issuable upon conversion of the debentures (the “registrable securities”) pursuant to Rule 415 under the Securities Act, (b) use our reasonable efforts to cause the shelf registration statement to be declared effective under the Securities Act no later than 240 days after the Closing Date and (c) use our reasonable efforts to keep the shelf registration statement effective after its effective date until the date which is the earliest of (i) the second anniversary of the effective date of the registration statement, (ii) such time as all the registrable securities have been sold pursuant to the shelf registration statement, transferred pursuant to Rule 144 under the Securities Act or otherwise transferred in a manner that results in such securities not being subject to transfer restrictions under the Securities Act and the absence of a need for a restrictive legend regarding registration under the Securities Act, and (iii) such time as, in the opinion of our counsel, all of the registrable securities held by our non-affiliates (from the time of issuance) are eligible for sale pursuant to Rule 144(k) under the Securities Act or any successor rule or regulation thereto. Notwithstanding the foregoing, we will be permitted to suspend the use of the prospectus under certain circumstances relating to pending corporate developments, public filings with the SEC and similar events for a period not to exceed 45 days in any three-month period and not to exceed an aggregate of 120 days in any 12-month period. We will, among other things, provide to each holder for whom the shelf registration statement was filed copies of this prospectus, notify each such holder when the shelf registration statement has become effective and take certain other actions as are required to permit resales of the debentures and our common stock issuable upon the conversion thereof by such holders to third parties, including, with respect to resales of the debentures, one underwritten offering, as described below. A beneficial holder selling such securities pursuant to the shelf registration statement generally is required to be named as a selling securityholder in this prospectus and to deliver this prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the registration rights agreement which are applicable to such holder (including certain indemnification obligations).

If (i) by the end of the 240th day after the Closing Date, the shelf registration statement has not been declared effective by the SEC, or (ii) after the shelf registration statement has been declared effective, such shelf registration statement ceases to be effective or usable (subject to certain exceptions described in the registration rights agreement) in connection with resales of debentures and our common stock issuable upon the conversion thereof in accordance with and during the periods specified in the registration rights agreement (each such event referred to in clauses (i) and (ii), a “registration default”), additional interest will accrue on the debentures over and above the interest rate of the debentures, from and including the date on which any such registration default shall occur to but excluding the date on which all registration defaults have been cured, at the rate of 0.50% per annum on the outstanding principal amount of the debentures. If a holder has converted some or all of the debentures into shares of our common stock, the holder will be entitled to receive equivalent amounts based on the principal amount of the debentures converted into such shares. We will have no other liabilities for monetary damages with respect to our registration obligations.

The registration rights agreement provides that holders of at least 33 1/3% in aggregate principal amount of the then outstanding registrable securities may elect to have one underwritten offering of the registrable securities. The managing underwriter(s) for any such offering must be selected by holders of a majority in aggregate principal amount of the registrable securities to be included in the underwritten offering and must be reasonably acceptable to us.

DESCRIPTION OF CAPITAL STOCK

As of the date of this prospectus our total amount of authorized capital stock consisted of 100,000,000 shares of common stock, par value $.01 per share, and 1,000,000 shares of preferred stock, par value $.01 per share.

Common Stock

As of February 25, 2004, there were 42,031,962 shares of common stock outstanding held by approximately 7,700 holders of record. The issued and outstanding shares of common stock are, and the shares of common stock issuable upon conversion of the debentures will be, validly issued, fully paid and nonassessable. Holders of outstanding shares of common stock are entitled to receive dividends out of assets legally available therefor at such times and in such amounts as our board of directors may from time to time determine, subject to any prior rights of the holders of any preferred stock that may be outstanding. The shares of common stock are neither redeemable nor convertible, and the holders thereof have no preemptive or subscription rights to purchase any of our securities. Upon our liquidation, dissolution or winding up, the holders of common stock are entitled to receive pro rata assets which are legally available for distribution, after payment of all debts and other liabilities and subject to the prior rights of any holders of preferred stock then outstanding. Each outstanding share of common stock is entitled to one vote on all matters submitted to a vote of stockholders. Holders of common stock do not have cumulative voting rights.

Preferred Stock

Our board of directors is authorized to issue preferred stock in one or more series and to determine and alter all rights, preferences and privileges and qualifications, limitations and restrictions thereof, including with respect to the rate and nature of dividends, the price and terms and conditions on which shares may be redeemed, the amount payable in the event of voluntary or involuntary liquidation, the terms and conditions for conversion or exchange into any other class or series of stock, voting rights and other terms. No preferred stock is currently outstanding. However, the board’s ability to issue preferred stock may discourage third parties from attempting to acquire us.

In connection with our rights plan discussed on page 26 below, we authorized for issuance 100,000 shares of Junior Participating Preferred Stock, Series A, which we refer to as the “Junior Preferred Stock.” Upon issuance the holders of the Junior Preferred Stock will be entitled to receive quarterly cash dividends in an amount per share equal to the greater of (i) $25.00 or (ii) the product of an “Adjustment Number” (initially equal to 1000 and adjusted from time to time in the event of stock splits, dividends or the like) multiplied by the aggregate per share amount of all cash and non-cash dividends or other distributions (other than a dividend payable in shares of common stock), declared on the common stock during such quarter. Each share of Junior Preferred Stock shall entitle the holder thereof to a number of votes equal to the Adjustment Number then in effect. The Junior Preferred Stock votes together as a single class with the common stock on all matters submitted to a vote of our stockholders. If at any time dividends on any Junior Preferred Stock shall be in arrears in an amount equal to six quarterly dividends thereon, the holders of Junior Preferred Stock shall have the right to elect two directors to our Board of Directors. The shares of Junior Preferred Stock are neither redeemable nor convertible, and do not grant the holders thereof any preemptive rights. Upon our liquidation, dissolution or winding up, the holders of shares of Junior Preferred Stock shall receive prior and in preference to the holders of shares of common stock an amount equal to the greater of (i) $100 per share, plus accrued and unpaid dividends and distributions thereon, and (ii) an aggregate amount per share equal to the Adjustment Number times the aggregate amount to be distributed per share to the holders of common stock.

Certain Effects of Authorized but Unissued Stock

Under our Restated Certificate of Incorporation, upon issuance of shares of common stock issuable upon conversion of the debentures offered in this offering there will be approximately 46,104,058 shares of common stock and 1,000,000 shares of preferred stock available for future issuance without stockholder approval. These additional shares may be utilized for a variety of corporate purposes including future public offerings to raise additional capital or to facilitate corporate acquisitions.

One of the effects of the existence of unissued and unreserved common stock and preferred stock may be to enable our board of directors to issue shares to persons friendly to current management which could make more difficult or discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of our management. Such additional shares also could be used to dilute the stock ownership of persons seeking to obtain control of us. In addition, the mere existence of unissued and unreserved common stock may have a depressive effect on the market price of the common stock.

We do not currently have any plans to issue additional shares of common stock other than shares of common stock which may be issued upon conversion of the debentures, the exercise of options which have been granted or which may be granted in the future to our employees or upon the exercise of outstanding warrants.

Certain Charter and By-Law Provisions

Our Restated Certificate of Incorporation contains a provision that limits the liability of each of our directors for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by the Delaware General Corporation Law. Such limitation does not, however, affect the liability of a director (a) for any breach of the director’s duty of loyalty to us or our stockholders, (b) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (c) in respect of certain unlawful dividend payments or stock redemptions or repurchases and (d) for any transaction from which the director derives an improper personal benefit. The effect of this provision is to eliminate our rights and the rights of our stockholders (through stockholders’ derivative suits on behalf of us) to recover monetary damages against a director for breach of the fiduciary duty of care as a director (including breaches resulting from negligent or grossly negligent behavior) except in the situations described in clauses (a) through (d) above. This provision does not limit or eliminate our rights or the rights of any stockholder to seek non-monetary relief such as an injunction or rescission in the event of a breach of a director’s duty of care.

Our by-laws provide that the number of directors will be fixed from time to time exclusively by the board of directors. The by-laws provide that any action required or permitted to be taken at any annual or special meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the actions so taken, is executed by the holders of outstanding stock having not less than the minimum number of votes (generally a simple majority of the outstanding common stock) that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

We have elected not to be governed by Section 203 of the Delaware General Corporation Law. Section 203 contains certain limitations on business combinations with interested stockholders, and an election not to be governed by Section 203 has the effect of eliminating these limitations.

Rights Plan

On December 10, 1996, the board of directors adopted a rights agreement. Under the rights agreement, one preferred share purchase right for each outstanding share of common stock was distributed to stockholders of record on or after December 26, 1996. Each share of common stock issued upon conversion of the debentures offered by this prospectus will also carry one preferred share purchase right. Initially, each right entitled the holder thereof to buy one-thousandth of a share of a new series of junior participating preferred stock for an exercise price of $150.00. As a result of adjustments made pursuant to the rights agreement in connection with 3 for 2 stock splits we implemented in August 2000 and in January 1998, each right currently represents the right to purchase one two-thousand two hundred fiftieth of a share of preferred stock at an exercise price of $66.67. The rights are exercisable only if a person or group (with certain exceptions) acquires, or announces a tender offer to acquire, 20% or more of our common stock. If such a person or group purchases 20% or more of our total outstanding shares of common stock, or if the person or group acquires us in a reverse merger, each right (except those held by the person or group) becomes a right to buy shares of common stock having a market value equal to two times the exercise price of the right. If we are acquired in a merger or other business combination, or 50% or more of our assets or earning power is sold or transferred, each right (except those held by the acquiring person or group) becomes a right to buy shares of the common stock of the acquiring person or group having a market value of two times the exercise price. We may exchange the rights for shares of common stock on a one-to-one basis at any time after a person or group has acquired 20% or more of the outstanding stock. We will be entitled to redeem the rights at $0.01 per right (payable in cash or common stock, at our option) at any time before public disclosure that a 20% position has been acquired. The rights will expire on December 11, 2006, unless previously redeemed or exercised.

UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

General

The following discussion, insofar as it relates to matters of U.S. federal income tax law or legal conclusions with respect thereto, constitutes the opinion of our counsel, Kirkland & Ellis LLP, as to the material U.S. federal income tax consequences to U.S. holders and non-U.S. holders (in each case as defined below) with respect to the purchase, ownership and disposition of the debentures and our common stock acquired upon conversion of a debenture as of the date hereof. This summary generally is limited to holders who hold the debentures and the shares of our common stock as capital assets and does not deal with special situations including those that may apply to particular holders, such as tax-exempt organizations, holders subject to the U.S. federal alternative minimum tax, dealers in securities, traders in securities who elect to apply a mark-to-market method of accounting, financial institutions, insurance companies, regulated investment companies, certain former citizens or former long-term residents of the United States, partnerships or other pass-through entities, U.S. holders (as defined below) whose “functional currency” is not the U.S. dollar and persons who hold the debentures or shares of our common stock in connection with a “straddle,” “hedging,” “conversion” or other risk reduction transaction. This discussion does not address the tax consequences to non-U.S. holders of debentures or our common stock that are engaged in a trade or business within the United States and does not discuss the tax consequences under any state, local or foreign law. In addition, this summary does not consider the effect of the U.S. federal estate or gift tax laws.

The U.S. federal income tax considerations set forth below are based upon the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated thereunder, court decisions, and rulings and pronouncements of the Internal Revenue Service (the “IRS”) now in effect, all of which are subject to change. Prospective investors should particularly note that any such change could have retroactive application so as to result in U.S. federal income tax consequences different from those discussed below. We have not sought any ruling from the IRS with respect to statements made and conclusions reached in this discussion and there can be no assurance that the IRS will agree with such statements and conclusions.

As used herein, the term “U.S. holder” means a beneficial owner of a debenture (or our common stock acquired upon conversion of a debenture) that is for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia; or

•	a trust or estate the income of which is subject to U.S. federal income taxation regardless of its source.

As used herein, a “non-U.S. holder” means a holder that is (1) not a partnership, (2) not a U.S. holder, and (3) not engaged in a U.S. trade or business. Non-U.S. holders are subject to special U.S. federal income tax provisions, some of which are discussed below. A person that is not a U.S. holder but is engaged in the conduct of a trade or business in the United States should consult that person’s tax advisor with respect to the tax consequences of the transactions discussed herein.

If a partnership is a beneficial owner of a debenture (or our common stock acquired upon conversion of a debenture), then the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. A beneficial owner that is a partnership and the partners in such a partnership should consult their tax advisors with respect to the U.S. federal income tax consequences of the purchase, ownership and disposition of the debentures (or our common stock acquired upon conversion of a debenture).

U.S. Holders

Payments of Interest

U.S. holders will be required to recognize as ordinary income any interest paid or accrued on the debentures in accordance with their regular method of tax accounting. As described under “Description of the Debentures

—Registration Rights,” a registration default will cause additional interest to accrue on the debentures. Although not free from doubt, the possibility of such additional payments on the debentures should not affect the amount and timing of interest income recognized by a holder. Accordingly, if any such additional payments are made, we will treat the payments as payments of interest includible in income as described in the first sentence above.

Market Discount

If, subsequent to the issuance of the debentures, a U.S. holder purchases a debenture for an amount that is less than its stated redemption price at maturity (i.e., the stated principal amount of the debentures), the amount of the difference will be treated as “market discount” unless such difference is less than a specified de minimis amount. The market discount provisions of the Code generally require a U.S. holder who acquires a debenture at a market discount to treat as ordinary income any gain recognized on the taxable disposition of the debenture to the extent of the “accrued market discount” on the debenture at the time of disposition, unless the U.S. holder elects to include accrued market discount in income currently as it accrues. This election to include market discount in income currently, once made, applies to all market discount obligations acquired on or after the first day of the first taxable year to which the election applies and may not be revoked without the consent of the IRS. A U.S. holder who acquires a debenture at a market discount and who does not elect to include accrued market discount in income currently may be required to defer the deduction of a portion of the interest on any indebtedness incurred or maintained to purchase or carry the debenture until the debenture is disposed of in a taxable transaction. If a U.S. holder acquires a debenture with market discount and receives our common stock upon conversion of the debenture, the amount of accrued market discount not previously included in income with respect to the converted debenture through the date of conversion generally will be treated as ordinary income upon the disposition of the common stock.

Amortizable Premium

A U.S. holder who purchases a debenture at a premium over its stated principal amount, plus accrued interest, generally may elect to amortize such premium as an offset to interest income on the debenture from the purchase date to the debenture’s maturity date under a constant-yield method, but subject to special rules to account for the conversion and redemption options and provided that amortizable premium will not include any premium attributable to a debenture’s conversion feature. Bond premium on a debenture held by a U.S. holder that does not make the election to amortize will decrease the gain or increase the loss otherwise recognized upon a taxable disposition of the debenture. The election to amortize premium on a constant yield method, once made, applies to all debt obligations held or subsequently acquired by the electing U.S. holder on or after the first day of the first taxable year to which the election applies and may not be revoked without the consent of the IRS.

Conversion for Common Stock

A U.S. holder will not recognize income, gain or loss upon conversion of the debentures solely into our common stock except with respect to cash received in lieu of fractional shares. The U.S. holder’s tax basis in our common stock received on conversion should be the same as the U.S. holder’s adjusted tax basis in the debentures exchanged therefor at the time of conversion (reduced by any basis allocable to a fractional share), and the holding period for our common stock received on conversion generally should include the holding period of the debentures that were converted.

Cash received in lieu of a fractional share of our common stock upon conversion of the debentures into our common stock generally will be treated as a payment in exchange for the fractional share of our common stock. Accordingly, the receipt of cash in lieu of a fractional share of our common stock generally will result in capital gain or loss (except as set forth above under “Market Discount”) measured by the difference between the cash received for the fractional share and the U.S. holder’s adjusted tax basis in the fractional share.

Redemption Options

In the event that a U.S. holder exercises its right to cause us to redeem the debentures and we exercise our right to pay all or a portion of the redemption price in our common stock, the U.S. holder will recognize (1) ordinary income equal to the amount of cash or stock attributable to accrued interest on the debentures not previously included in income and (2) gain (but not loss) in an amount equal to the lesser of (a) the amount of cash received (other than cash attributable to accrued but unpaid interest on the debenture or paid in lieu of a fractional share) and (b) an amount equal to the excess, if any, of the sum of the amount of the cash and the fair market value of our common stock received in the redemption (other than amounts attributable to accrued but unpaid interest on the debentures) over the holder’s basis in its debentures surrendered in the redemption. Except as set forth above under “Market Discount,” such gain will be capital gain. Cash received in lieu of a fractional share of our common stock upon such a redemption of the debentures generally should be treated as a payment in exchange for the fractional share of our common stock in the manner as described above under “—Conversion for Common Stock.”

The U.S. holder’s tax basis in our common stock received on redemption of a debenture should be the same as the U.S. holder’s adjusted tax basis in the debentures exchanged therefor at the time of conversion or repurchase, (1) reduced by (a) any basis allocable to a fractional share and (b) the amount of any cash received by the holder pursuant to the redemption (other than cash received in lieu of a fractional share) and (2) increased by the amount of any gain recognized by the holder in the redemption (but not by any gain recognized upon the receipt of cash in lieu of a fractional share), and the holding period for our common stock received on the redemption generally should include the holding period of the debentures that were redeemed. However, a U.S. holder’s tax basis in shares of our common stock considered attributable to accrued interest not previously included in income generally will equal the amount of such accrued interest, and the holding period for such shares will begin on the day following the date of redemption.

In the event that we redeem the debentures solely for cash, including a repurchase upon a change of control, such redemption will be treated as a fully taxable disposition of the debenture as described below under “—Sale or Redemption of Debentures or Common Stock.”

Conversion Price Adjustment

The conversion price of the debentures is subject to adjustment under certain circumstances. Certain adjustments to (or the failure to make such adjustments to) the conversion price of the debentures (including our voluntary decrease of the conversion price) that increase the proportionate interest of a U.S. holder in our assets or earnings and profits may result in a constructive distribution taxable as a dividend to the U.S. holders of the debentures, whether or not the U.S. holders ever convert the debentures. Moreover, if there is an adjustment (or a failure to make an adjustment) to the conversion price of the debentures that increases the proportionate interest of the holders of our common stock in our assets or earnings and profits, then such increase in the proportionate interest of the holders of our common stock generally will be treated as a constructive distribution to such holders, taxable as described below under “—Dividends on Common Stock”. As a result, U.S. holders of debentures and our common stock could have taxable income as a result of an event pursuant to which they receive no cash or property. For example, in the event that we are required to decrease the conversion price of the debentures because we distribute cash dividends to holders of our common stock (see “Description of the Debentures—Conversion Rights—Conversion Price and Delivery of Our Common Shares”), then the U.S. holders of the debentures would be treated as currently receiving a constructive distribution, taxable as a dividend, equal to the value, as of the date of the constructive distribution, of the additional common stock that the U.S. holders would be entitled to receive upon a conversion of the debentures by virtue of the decrease in the conversion price. U.S. holders should consult their tax advisors with respect to the possibility and tax consequences of a constructive distribution.

Sale or Redemption of Debentures or Common Stock

Except as set forth above under “Market Discount” and “Redemption Options,” U.S. holders generally will recognize capital gain or loss upon the sale, redemption or other taxable disposition of the debentures or common stock in an amount equal to the difference between:

•	the sum of the cash plus the fair market value of any property received from such disposition (other than, in the case of the debentures, amounts attributable to accrued but unpaid interest not previously included in income, which will be treated as interest for U.S. federal income tax purposes); and

•	the U.S. holder’s adjusted tax basis in the debentures or our common stock (as the case may be).

A U.S. holder’s adjusted tax basis in a debenture generally will equal the cost of the debenture to such U.S. holder, increased by market discount previously included in income by the U.S. holder and reduced by any amortized premium. (For a discussion of the holder’s basis in shares of our common stock, see “Conversion for Common Stock” and “Redemption Options” above.)

Prospective investors should consult their tax advisers regarding the treatment of capital gains (which may be taxed at lower rates than ordinary income for taxpayers that are individuals, trusts or estates and that have a holding period in their debentures or common stock of more than one year) and losses (the deductibility of which is subject to limitations).

Dividends on Common Stock

With respect to U.S. holders that convert their debentures into our common stock, distributions made on our common stock will constitute dividends for U.S. federal income tax purposes to the extent of our current or accumulated earnings and profits as determined under U.S. federal income tax principles. To the extent that a U.S. holder receives distributions on shares of our common stock that otherwise would constitute dividends for U.S. federal income tax purposes but that exceed our current and accumulated earnings and profits, such distributions will be treated first as a non-taxable return of capital reducing the holder’s basis in the shares of our common stock. Any such distributions in excess of the holder’s basis in the shares of our common stock generally will be treated as capital gain. Subject to applicable limitations, dividends paid to holders that are U.S. corporations will qualify for the dividends received deduction so long as we have sufficient earnings and profits.

Prospective investors should consult their tax advisers regarding the federal income tax treatment of dividends (which, under newly-enacted legislation, may be taxed at the same rates that are applicable to long-term capital gains, in the case of taxpayers that are individuals, trusts or estates).

Backup Withholding and Information Reporting

Certain noncorporate U.S. holders may be subject to IRS information reporting and backup withholding, currently at a rate of 28%, on payments of interest on the debentures, dividends on our common stock and proceeds from the sale or other disposition of the debentures or our common stock. Backup withholding will be imposed only where a noncorporate U.S. holder (1) fails to furnish its social security number or other taxpayer identification number (a “TIN”); (2) furnishes an incorrect TIN; (3) is notified by the IRS that he or she has failed to properly report payments of interest or dividends; or (4) under certain circumstances, fails to certify, under penalties of perjury, that he or she has furnished a correct TIN and has not been notified by the IRS that he or she is subject to backup withholding. The amount of any backup withholding from a payment to a U.S. holder will be allowed as a credit against the U.S. holder’s federal income tax liability and may entitle such holder to a refund, provided that the required information is furnished to the IRS.

Non-U.S. Holders

Payments of Interest

Generally, payments of interest on the debentures to, or on behalf of, a non-U.S. holder will be considered “portfolio interest” and will not be subject to U.S. federal income or withholding tax if (1) such non-U.S. holder does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote; (2) such non-U.S. holder is not a controlled foreign corporation for U.S. federal income tax purposes that is related to us through stock ownership; (3) such non-U.S. holder is not a bank whose receipt of interest on the notes is pursuant to a loan agreement entered into in the ordinary course of business; and (4) the certification requirements, as described below, are satisfied.

To satisfy the certification requirements referred to above, the beneficial owner of a debenture must certify, under penalties of perjury, to us or our paying agent, as the case may be, that such owner is a non-U.S. person and must provide such owner’s name, address and TIN on IRS Form W-8BEN (or successor form). Special certification rules apply for debentures held by a foreign partnership and other intermediaries.

Interest on debentures owned by a non-U.S. holder that is not excluded from U.S. federal withholding tax under the portfolio interest rule described above generally will be subject to withholding at a 30% rate, except where a non-U.S. holder can claim the benefits of an applicable tax treaty to reduce or eliminate such withholding tax and such non-U.S. holder provides us with a properly executed IRS Form W-8BEN (or successor form) claiming such exemption or reduction.

Conversion for Common Stock

A non-U.S. holder generally will not be subject to U.S. federal withholding tax on the conversion of a debenture into our common stock. To the extent a non-U.S. holder receives cash in lieu of a fractional share of our common stock upon conversion, such cash may give rise to gain that would be subject to the rules described below with respect to the sale or exchange of a debenture or our common stock. See “Sale or Redemption of Debentures or Common Stock” below.

Sale or Redemption of Debentures or Common Stock

A non-U.S. holder generally will not be subject to U.S. federal income or withholding tax on any gain recognized on the sale or other fully or partially taxable disposition (including gain from a redemption made wholly or partially in cash) of a debenture or our common stock received upon conversion thereof unless:

•	the holder is an individual who was present in the United States for 183 days or more during the taxable year and (a) such holder has a “tax home” in the United States or (b) the gain is attributable to an office or other fixed place of business maintained in the United States by such holder; or

•	we are or have been a U.S. real property holding corporation (“USRPHC”) at any time within the shorter of the five-year period preceding such disposition or such holder’s holding period.

We believe that we are not a USRPHC for U.S. federal income tax purposes. Although we consider it unlikely based on our current business plans and operations, we may become a USRPHC in the future. If we were to become a USRPHC, a non-U.S. holder might be subject to U.S. federal income tax with respect to gain realized on the disposition of debentures or shares of our common stock. However, in the case of a sale of our common stock or debentures, such gain would not be subject to U.S. federal income or withholding tax if (1) our common stock is regularly traded on an established securities market and (2) the non-U.S. holder disposing of our common stock or debentures did not own, actually or constructively (through exercise of the conversion feature in the case of the debentures), at any time during the five-year period preceding the disposition, more than 5% of our common stock or the debentures.

Distributions on Common Stock

Distributions made on our common stock constitute a dividend for U.S. federal income tax purposes to the extent of our current or accumulated earnings and profits as determined under U.S. federal income tax principles. Dividends paid on our common stock held by a non-U.S. holder will be subject to U.S. federal withholding tax at a rate of 30% (or lower treaty rate, if applicable). A non-U.S. holder generally will be required to satisfy certain IRS certification requirements in order to claim a reduction of or exemption from withholding under a tax treaty by filing IRS Form W-8BEN (or successor form) upon which the non-U.S. holder certifies, under penalties of perjury, its status as a non-U.S. person and its entitlement to the lower treaty rate with respect to such payments.

Conversion Price Adjustment

The conversion price of the debentures is subject to adjustment in certain circumstances. Certain such adjustments could give rise to a deemed distribution to non-U.S. holders of the debentures. See “U.S. Holders—Conversion Price Adjustment” above. In such case, the deemed distribution would be subject to the rules above regarding withholding of U.S. federal tax on dividends in respect of common stock. See “Distributions on Common Stock” above. It is possible that the U.S. federal tax on the deemed distributions would be withheld from the interest payable to the non-U.S. holders of the debentures. Non-U.S. holders should consult their tax advisors with respect to the possibility and the tax consequences of a constructive distribution.

Backup Withholding and Information Reporting

A non-U.S. holder generally will not be subject to backup withholding with respect to payments of interest on the debentures or dividends on our common stock and proceeds from the sale or other disposition of the debentures or our common stock to or through a U.S. office of a broker, so long as (1) the income associated with such payments is otherwise exempt from U.S. federal income tax, (2) the payor or broker does not have actual knowledge or reason to know that the holder is a U.S. person, and (3) the holder has furnished to the payor or broker a valid IRS Form W-8BEN (or successor form) certifying, under penalties of perjury, its status as a non-U.S. person or otherwise establishes an exemption.

Any amounts withheld under the backup withholding rules from a payment to a non-U.S. holder will be allowed as a credit against such holder’s U.S. federal income tax liability, if any, or otherwise will be refundable, provided that the requisite procedures are followed and the proper information is filed with the IRS on a timely basis. Non-U.S. holders of the debentures or common stock should consult their own tax advisors regarding their qualification for exemption from backup withholding and the procedure for obtaining such an exemption, if applicable.

BECAUSE U.S. TAX CONSEQUENCES MAY DIFFER FROM ONE HOLDER TO THE NEXT, THE DISCUSSION SET OUT ABOVE DOES NOT PURPORT TO DESCRIBE ALL OF THE TAX CONSIDERATIONS THAT MAY BE RELEVANT TO YOU AND YOUR PARTICULAR SITUATION. ACCORDINGLY, YOU SHOULD CONSULT YOUR OWN TAX ADVISOR AS TO PARTICULAR TAX CONSEQUENCES TO YOU OF PURCHASING, HOLDING AND DISPOSING OF THE DEBENTURES OR OUR COMMON STOCK, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS, AND OF ANY CHANGES (PROPOSED OR OTHERWISE) IN APPLICABLE LAWS.

SELLING SECURITYHOLDERS

The debentures were originally issued by us to Credit Suisse First Boston in a private offering exempt from the registration requirements of the Securities Act of 1933, and were immediately resold by them to persons reasonably believed by them to be “qualified institutional buyers” as defined by Rule 144A under the Securities Act. The selling securityholders, including their transferees, pledgees or donees or their successors, may from time to time offer and sell pursuant to this prospectus any or all of the debentures and common stock into which the debentures are convertible. When we refer to “selling securityholders” in this prospectus, we mean those persons listed in the table below, as well as the permitted pledges, donees, assignees, transferees, successors and others who later hold any of the selling securityholders’ interests.

The table below sets forth the name of each selling securityholder, the principal amount of debentures beneficially owned by each selling securityholder that may be offered pursuant to this prospectus and the number of shares of common stock into which those debentures are convertible. Unless set forth below, to our knowledge, none of the selling securityholders has, or within the past three years has had, any material relationship with us or any of our predecessors or affiliates.

We have prepared the table based on information given to us by or on behalf of the selling securityholders on or prior to April 27, 2004. The selling securityholders may offer all, some or none of the debentures or common stock into which the debentures are convertible. Because the selling securityholders may offer all or some portion of the debentures or the common stock, no estimate can be given as to the amount of the debentures or the common stock that will be held by the selling securityholders upon termination of any sales. In addition, the selling securityholders identified below may have sold, transferred or otherwise disposed of all or a portion of their debentures since the date on which they provided the information regarding their debentures in transactions exempt from the registration requirements of the Securities Act.

Information concerning the selling securityholders may change from time to time and any changed information will be set forth in supplements to this prospectus if and when necessary. New selling securityholders, including any permitted pledges, donees, assignees, transferees and successors, if any, will be set forth from time to time in post-effective amendments to the registration statement to which this prospectus forms a part or supplements to this prospectus, as required.

After the offering, no selling securityholder will own more than 1% of the outstanding debentures or our outstanding common stock.

Selling Securityholder	Principal Amount of Debentures Owned Before Offering and Offered for Sale	Principal Amount of Debentures Owned After the Offering(1)	Number of Shares of Common Stock Owned Before Offering and Offered for Sale(2)	Number of Shares of Common Stock Owned After Offering(3)
Amaranth LLC(4)(6)	$29,735,000	—	3,291,272	—
BP Amoco PLC Master Trust(7)	$1,067,000	—	118,102	—
CNH CA Master Account, L.P.(8)	$4,500,000	—	498,090	—
CSS, L.L.C.(5)(9)	$1,000,000	—	110,686	—
DBAG London(4)(10)	$4,500,000	—	498,090	—
Guggenheim Portfolio Co. XV, LLC(11)	$697,000	—	77,148	—
HFR CA Select Fund(12)	$850,000	—	94,083	—
Hotel Union & Hotel Industry of Hawaii Pension Plan(7)	$290,000	—	32,099	—
KBC Financial Products USA Inc.(5)(13)	$750,000	—	83,015	—
MSD TCB, L.P.(14)	$18,540,000	—	2,052,133	—
National Bank of Canada c/o Putnam Lovell NBF Securities Inc.(4)(15)	$3,000,000	—	332,060	—
Polaris Vega Fund L.P.(16)	$1,000,000	—	110,686	—
Ramius Capital Group(4)(11)	$329,000	—	36,415	—
Ramius Master Fund, LTD(4)(11)	$66,000	—	7,305	—
Ramius Partners II, LP(4)(11)	$99,000	—	10,957	—

Selling Securityholder	Principal Amount of Debentures Owned Before Offering and Offered for Sale	Principal Amount of Debentures Owned After the Offering(1)	Number of Shares of Common Stock Owned Before Offering and Offered for Sale(2)	Number of Shares of Common Stock Owned After Offering(3)
RBC Alternative Assets Fund—CONV ARB(17)	$200,000	—	22,137	—
RCG Latitude Master Fund, LTD(4)(11)	$3,202,000	—	354,419	—
RCG Multi Strategy Master Fund, LTD(4)(11)	$1,028,000	—	113,786	—
San Diego County Employees Retirement Association(12)	$1,700,000	—	188,167	—
Sphinx Convertible Arbitrage Fund SPC(7)	$481,000	—	53,240	—
SSI Blended Market Neutral L.P.(7)	$570,000	—	63,091	—
SSI Hedged Convertible Market Neutral L.P.(7)	$740,000	—	81,908	—
Sunrise Partners Limited Partnership(4)(18)	$2,250,000	—	249,045	—
Univest Multi-Strategy Fund—CONV ARB(17)	$200,000	—	22,137	—
Viacom Inc. Pension Plan Master Trust(7)	$30,000	—	3,320	—
WPG Convertible Arbitrage Overseas Master Fund(17)	$975,000	—	107,919	—
WPG MSA Convertible Arbitrage Fund(17)	$125,000	—	13,835	—
Xavex Convertible Arbitrage 5 Fund(11)	$329,000	—	36,415	—
Zazove Convertible Arbitrage Fund L.P.(12)	$5,100,000	—	564,502	—
Zazove Hedged Convertible Fund L.P.(12)	$3,550,000	—	392,938	—
Zazove Income Fund(12)	$1,750,000	—	193,701	—
Zurich Institutional Benchmarks Master Fund Ltd.(7)	$1,322,000	—	146,327	—
Zurich Institutional Benchmarks Master Fund Ltd c/o Zazove Associates LLC(12)	$1,750,000	—	193,701	—
All other holders of the debentures or future transferees, pledges, donees, assignees or successors of any such holders(19)	$18,275,000	—	2,022,801	—
Total	$110,000,000	—	12,175,549	—

(1)	Assumes all of the debentures are sold in this offering.

(2)	Assumes conversion of all of the holder’s debentures at a conversion rate of 110.6868 shares of common stock per $1,000 principal amount of debentures. This conversion rate is subject to adjustment, however, as described under “Description of Debentures—Conversion Rights.” As a result, the number of shares of common stock issuable upon conversion of the debentures may increase or decrease in the future. Excludes shares of common stock that may be issued by us upon the repurchase of debentures by us at the option of the holder. In addition, the number of shares of common stock listed for each holder does not include fractional shares. Holders will receive a cash adjustment for any fractional share amount resulting from conversion of the debentures, as described under “Description of Debentures—Conversion Rights.”

(3)	Assumes all shares of common stock issuable upon conversion of the debentures are sold in this offering.

(4)	This selling securityholder has identified itself as an affiliate of a broker-dealer, and as such, has delivered to us a letter representing that (i) the debentures were purchased in the ordinary course of business and (ii) at the time of purchase of the debentures, the selling securityholder had no agreements or understandings, directly or indirectly, with any person to distribute the debentures.

(5)	This selling securityholder has identified itself as a registered broker-dealer and, accordingly, an underwriter. Please see “Plan of Distribution” for required disclosure regarding these selling securityholders.

(6)	Amaranth Advisors L.L.C. is the trading advisor of Amaranth LLC. Nicholas M. Maounis is the managing member of Amaranth Advisors L.L.C.

(7)	SSI Investment Management Inc. has voting and investment control over the debentures. Principal shareholders of SSI are John Gottfurcht, George Douglas and Amy Jo Gottfurcht.

(8)	CNH Partners, LLC is the Investment Advisor of the selling securityholder and has sole voting and dispositive power over the debentures. Investment Principals for the Advisor are Robert Krail, Mark Mitchell and Todd Pulvino.

(9)	Nicholas Schoewe, Michael Carusillo and Clayton Struve may each be deemed to share beneficial ownership of the debentures held by such selling securityholder because of their voting or investment control over the debentures.

(10)	Dan Azzi may be deemed to share beneficial ownership of the debentures held by such selling securityholder because of his voting or investment control over the debentures.

(11)	Alex Adair may be deemed to share beneficial ownership of the debentures held by such selling securityholder because of his voting or investment control over the debentures.

(12)	Gene Pretti, Portfolio Manager of Zazove Associates, LLC, may be deemed to share beneficial ownership of the debentures held by such selling securityholder because of his voting or investment control over the debentures.

(13)	KBC Financial Products USA Inc. exercises investment control over the debentures and voting and investment control over any shares of common stock issuable upon conversion of the debentures owned by this selling securityholder. Luke Edwards, Managing Director, exercises voting and investment control on behalf of KBC Financial Products USA Inc.

(14)	John Phelan and Glenn Fuhrman may each be deemed to share beneficial ownership of the debentures held by such selling securityholder because of their voting or investment control over the debentures.

(15)	Robin Shah and Alexander Robinson may each be deemed to share beneficial ownership of the debentures held by such selling securityholder because of their voting or investment control over the debentures.

(16)	Gregory R. Levinson may be deemed to share beneficial ownership of the debentures held by such selling securityholder because of his voting or investment control over the debentures.

(17)	Sherry Kaplan may be deemed to share beneficial ownership of the debentures held by such selling securityholder because of her voting or investment control over the debentures.

(18)	S. Donald Sussman may be deemed to share beneficial ownership of the debentures held by such selling securityholder because of his voting or investment control over the debentures.

(19)	We will identify additional selling securityholders, if any, by post-effective amendment before they offer or sell their securities.

PLAN OF DISTRIBUTION

We are registering the debentures and shares of our common stock covered by this prospectus to permit holders to conduct secondary trading of these securities from time to time after the date of the prospectus. We will not receive any of the proceeds from the offering of debentures or the shares of our common stock by the selling securityholders.

The selling securityholders, or their pledgees, donees or transferees of, or other successors in interest to, the selling securityholders, may sell all or a portion of the debentures and shares of our common stock beneficially owned by them and offered hereby from time to time directly or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, commissions or concessions from the selling securityholders or from the purchasers of the debentures and shares of our common stock for whom they may act as agent. The debentures and the shares of our common stock may be sold from time to time in one or more transactions at fixed prices, which may be changed, prevailing market prices at the time of sale, varying pricing determined at the time of sale or negotiated prices. These prices will be determined by the holders of the securities or by agreement between these holders and underwriters or dealers who may receive fees or commissions in connection with the sale. The aggregate proceeds to the selling securityholders from the sale of debentures or shares of our common stock offered by them hereby will be the purchase price of the debentures or shares of our common stock less discounts and commissions, if any.

The sale of the debentures of shares of common stock may be effected in one or more of the following methods:

•	on any national securities exchange or quotation service on which the debentures or shares of common stock may be listed or quoted at time of sale;

•	in transactions otherwise than on such exchanges or services in the over-the-counter market;

•	through the writing of options, whether the options are listed on an option exchange or otherwise; or

•	through the settlement of short sales.

These transactions may include crosses or block transactions. Crosses are transaction in which the same broker acts as agent on both sides of the trade.

In connection with the sales of debentures and shares of our common stock or otherwise, the selling securityholders or their successors in interest may enter into hedging transactions with broker-dealers or other financial institutions. These broker-dealers or other financial institutions may in turn engage in short sales of the debentures and shares of our common stock in the course of hedging their positions.

The selling securityholders or their successors in interest may also sell the debentures and shares of our common stock short and deliver debentures and shares of our common stock to close out short positions, or loan or pledge debentures and shares of our common stock to broker-dealers that in turn may sell the debentures and shares of our common stock.

To our knowledge, there are currently no plans, arrangements or understandings between any selling securityholders and any underwriter, broker-dealer or agent regarding the sale of debentures and the shares of our common stock by the selling securityholders. Selling securityholders may not sell any, or may not sell all, of the debentures and the shares of our common stock offered by them pursuant to this prospectus.

In addition, any debentures or shares of common stock that qualify for resale pursuant to Rule 144 or Rule 144A of Securities Act may be sold under Rule 144 and Rule 144A of the Securities Act rather than pursuant to this prospectus.

The outstanding shares of our common stock are listed for trading on the New York Stock Exchange.

The selling securityholders and any broker and any broker-dealers, agents or underwriters that participate with the selling securityholders in the distribution of the debentures or the shares of our common stock may be deemed to be “underwriters” within the meaning of the Securities Act. In this case, any commissions received by these broker-dealers, agents or underwriters and any profit on the resale of the debentures or the shares of our common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. In addition, any profits realized by the selling securityholders may be deemed to be underwriting commissions.

We entered into a registration rights agreement for the benefit of the securityholders to register their debentures and common stock under applicable federal and state securities laws under specific circumstances and at specific times. The registration rights agreement provides for cross-indemnification of the selling securityholders and us and their and our respective directors, officers and controlling persons against specific liabilities in connection with the offer and sale of the debentures and the common stock, including liabilities under the Securities Act. We will pay substantially all of the expenses incurred by the selling securityholders incident to the offering and sale of the debentures and the common stock.

Our obligation to keep the registration statement of which this prospectus is a part effective is subject to specified, permitted exceptions. In these cases, we may prohibit offers and sales of debentures and shares of our common stock pursuant to such registration statement.

LEGAL MATTERS

Kirkland & Ellis LLP, New York, New York (a limited liability partnership that includes professional corporations) have passed upon legal matters regarding the validity of the debentures and the issuance of the shares of common stock issuable upon conversion of the debentures. Lance C. Balk, a director of CDT since March 2000, is a partner of Kirkland & Ellis LLP.

EXPERTS

The consolidated financial statements and the related consolidated financial statement schedule incorporated in this prospectus by reference from our Annual Report on Form 10-K (for the year ended July 31, 2003) have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

PART II

Information Not Required in Prospectus

ITEM 14.    OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

Cable Design Technologies is paying all of the selling securityholders’ expenses related to this offering, except that the selling securityholders will pay any applicable broker’s commissions and expenses. The following table sets forth the approximate amount of fees and expenses payable by us in connection with the registration statement and distribution of the securities being registered. All such amounts are estimates, other than the fees payable to the Securities and Exchange Commission.

Securities and Exchange Commission registration fee	$8,900
Legal fees and expenses	75,000
Accounting fees and expenses	50,000
Printing	25,000
Trustee’s fees and expenses	15,000
Miscellaneous	6,100

Total	$180,000

ITEM 15.    INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Section 102(b)(7) of the General Corporation Law of the State of Delaware permits a Delaware corporation to limit the personal liability of its directors in accordance with the provisions set forth therein. Our Amended and Restated Certificate of Incorporation provides that the personal liability of our directors shall be limited to the fullest extent permitted by applicable law.

Section 145 of the General Corporation Law of the State of Delaware contains provisions permitting corporations organized thereunder to indemnify directors, officers, employees or agents against expenses, judgments and fines reasonably incurred and against certain other liabilities in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person was or is a director, officer, employee or agent of the corporation. Our by-laws provide for indemnification of our directors and officers to the fullest extent permitted by applicable law.

ITEM 16. EXHIBITS.

The following exhibits are filed pursuant to Item 601 of Regulation S-K:

Exhibit Number	Description
3.1	Amended and Restated Certificate of Incorporation of CDT as filed with the Secretary of State of Delaware on November 10, 1993, incorporated by reference to Exhibit 3.1 to CDT’s Registration Statement on Form S-1 (File No. 33-69992), Certificate of Amendment of the Restated Certificate of Incorporation of CDT and Certificate of Designation, Preferences and Rights of Junior Participating Preferred Stock, Series A of CDT, as filed with the Secretary of State of Delaware on December 11, 1996 and incorporated by reference to CDT’s Registration Statement on Form 8-A/A, as filed on December 23, 1996.

3.2	By-Laws of CDT, as amended to date, incorporated by reference to Exhibit 3.2 to the Post-Effective Amendment No. 1 to CDT’s Registration Statement on Form S-3 (File No. 333-00554), as filed on February 28, 1996.

4.1	Form of certificate representing shares of the Common Stock of CDT. Incorporated by reference to Exhibit 4.1 to CDT’s Registration Statement on Form S-1 (File No. 33-69992).

4.2	Rights Agreement dated as of December 11, 1996, between Cable Design Technologies Corporation and The First National Bank of Boston, as Rights Agent, including the form of Certificate of Designation, Preferences and Rights of Junior Participating Preferred Stock, Series A attached thereto as Exhibit A, the form of Rights Certificate attached thereto as Exhibit B and the Summary of Rights attached thereto as Exhibit C. Incorporated herein by reference to CDT’s Registration Statement on Form 8-A, as filed on December 11, 1996.

4.3	Indenture, dated as of July 8, 2003, between CDT and U.S. Bank National Association, as trustee. Incorporated by reference to Exhibit 4.3 to CDT’s Annual Report on Form 10-K, as filed on October 29, 2003.

4.4	Form of Convertible Debenture (included in Exhibit 4.3).

4.5	Registration Rights Agreement, dated as of July 8, 2003, between CDT and Credit Suisse First Boston LLC. Incorporated by reference to Exhibit 4.4 to CDT’s Annual Report on Form 10-K, as filed on October 29, 2003.

5.1	Opinion of Kirkland & Ellis LLP regarding legality of securities being registered.*

8.1	Opinion of Kirkland & Ellis LLP re tax matters.

12.1	Statement re: computation of ratio of earnings to fixed charges.

23.1	Consent of Deloitte & Touche LLP.

23.2	Consent of Kirkland & Ellis LLP (included in Exhibit 5.1).*

23.3	Consent of Kirkland & Ellis LLP (included in Exhibit 8.1).

24.1	Powers of Attorney (included on signature pages of Registration Statement).*

25.1	Statement of eligibility of Trustee, on Form T-1.*

*	Previously filed.

ITEM 17. UNDERTAKINGS.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5) That, insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, Cable Design Technologies Corporation certifies that it has reasonable grounds to believe it meets all the requirements for filing on Form S-3 and has duly caused this Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Schaumburg, State of Illinois as of April 27, 2004.

CABLE DESIGN TECHNOLOGIES CORPORATION

By:	/S/ FERDINAND KUZNIK

Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 2 to the Registration Statement has been signed by the following persons in the capacities and as of the dates indicated.

Signature	Title	Date
* Bryan C. Cressey	Chairman and Director	April 27, 2004

/S/ FERDINAND KUZNIK Ferdinand Kuznik	Chief Executive Officer and Director (Principal Executive Officer)	April 27, 2004

* William E. Cann	Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	April 27, 2004

* George Graeber	Director	April 27, 2004

* Michael F.O. Harris	Director	April 27, 2004

* Glenn Kalnasy	Director	April 27, 2004

* Richard C. Tuttle	Director	April 27, 2004

* Lance C. Balk	Director	April 27, 2004

* by Ferdinand Kuznik, attorney-in-fact

EXHIBIT INDEX

Exhibit Number	Description
3.1	Amended and Restated Certificate of Incorporation of CDT as filed with the Secretary of State of Delaware on November 10, 1993, incorporated by reference to Exhibit 3.1 to CDT’s Registration Statement on Form S-1 (File No. 33-69992), Certificate of Amendment of the Restated Certificate of Incorporation of CDT and Certificate of Designation, Preferences and Rights of Junior Participating Preferred Stock, Series A of CDT, as filed with the Secretary of State of Delaware on December 11, 1996 and incorporated by reference to CDT’s Registration Statement on Form 8-A/A, as filed on December 23, 1996.

3.2	By-Laws of CDT, as amended to date, incorporated by reference to Exhibit 3.2 to the Post-Effective Amendment No. 1 to CDT’s Registration Statement on Form S-3 (File No. 333-00554), as filed on February 28, 1996.

4.1	Form of certificate representing shares of the Common Stock of CDT. Incorporated by reference to Exhibit 4.1 to CDT’s Registration Statement on Form S-1 (File No. 33-69992).

4.2	Rights Agreement dated as of December 11, 1996, between Cable Design Technologies Corporation and The First National Bank of Boston, as Rights Agent, including the form of Certificate of Designation, Preferences and Rights of Junior Participating Preferred Stock, Series A attached thereto as Exhibit A, the form of Rights Certificate attached thereto as Exhibit B and the Summary of Rights attached thereto as Exhibit C. Incorporated herein by reference to CDT’s Registration Statement on Form 8-A, as filed on December 11, 1996.

4.3	Indenture, dated as of July 8, 2003, between CDT and U.S. Bank National Association, as trustee. Incorporated by reference to Exhibit 4.3 to CDT’s Annual Report on Form 10-K, as filed on October 29, 2003.

4.4	Form of Convertible Debenture (included in Exhibit 4.3).

4.5	Registration Rights Agreement, dated as of July 8, 2003, between CDT and Credit Suisse First Boston LLC. Incorporated by reference to Exhibit 4.4 to CDT’s Annual Report on Form 10-K, as filed on October 29, 2003.

5.1	Opinion of Kirkland & Ellis LLP regarding legality of securities being registered.*

8.1	Opinion of Kirkland & Ellis LLP re tax matters.

12.1	Statement re: computation of ratio of earnings to fixed charges.

23.1	Consent of Deloitte & Touche LLP.

23.2	Consent of Kirkland & Ellis LLP (included in Exhibit 5.1).*

23.3	Consent of Kirkland & Ellis LLP (included in Exhibit 8.1).

24.1	Powers of Attorney (included on signature pages of Registration Statement).*

25.1	Statement of eligibility of Trustee, on Form T-1.*

*	Previously filed.